UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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LyondellBasell Industries N.V.

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LyondellBasell Industries N.V.

NOTICE OF AND AGENDA FOR ANNUAL GENERAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 5, 2011

To the Shareholders of LyondellBasell Industries N.V.:

You are hereby notified that the Annual General Meeting of Shareholders (the “Annual Meeting”) of LyondellBasell Industries N.V. will be held at the Company’s headquarters at Weena 737, 3013 AM, Rotterdam, The Netherlands, at 1:00 p.m., local time, on Thursday, May 5, 2011, for the following purposes:

1. Opening;

2. To discuss application of the Dutch Corporate Governance Code;

3. To re-elect or elect, as applicable, three Class I directors to serve as members of the Supervisory Board until the Annual General Meeting of Shareholders in 2014;

4. To elect two Class II directors to serve as members of the Supervisory Board until the Annual General Meeting of Shareholders in 2012;

5. To elect one Class III directors to serve as a member of the Supervisory Board until the Annual General Meeting of Shareholders in 2013;

6. To discuss our annual report of Company for the year ended December 31, 2010 and to adopt our Dutch statutory annual accounts for the year ended December 31, 2010;

7. To discharge the sole member of our Management Board from liability in respect of the exercise of his duties during the year ended December 31, 2010;

8. To discharge the members of our Supervisory Board from liability in respect of the exercise of their duties during the year ended December 31, 2010;

9. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm, who will audit our accounts for the year ending December 31, 2011;

10. To approve the compensation of the members of the Supervisory Board;

11. To approve certain ministerial amendments to our Articles of Association;

12. To discuss our dividend policy;

13. To approve the authority of our Management Board, acting with the approval of the Supervisory Board, to declare distributions in cash in the second quarter of 2011 to shareholders of record on such record date as determined by the Management Board;

14. To approve, in an advisory (non-binding) vote, LyondellBasell’s executive compensation as disclosed in the accompanying proxy statement;

15. To approve an advisory (non-binding) proposal to determine whether the shareholder vote to approve executive compensation (Item 10 above) should occur every 1, 2 or 3 years; and

16. Closing.

The matters set forth in items 1, 6, 7, 8, 10, 12 and 13 are presented to our shareholders as a result of our being organized under the laws of The Netherlands. Under Dutch law, several matters that are within the authority of the directors under most U.S. state corporate laws require shareholder approval. Additionally, Dutch governance provisions require certain discussion topics for annual meetings of shareholders, that are not voted on, to be included in proxy statements. More information regarding the requirements and provisions of

Dutch law applicable to each of these matters is set forth in the description of each such matter in this proxy statement.

Our Dutch statutory annual accounts and the related annual report, our Annual Report on Form 10-K, the draft amendment to our Articles of Associations, charters of each of our Audit, Nominating and Governance, Compensation, and Health, Safety and Environmental Committees, our Corporate Governance Guidelines; our Code of Conduct and our Code of Ethics for principle officers can be accessed through our website, www.lyondellbasell.com, and, along with directions to attend the Annual Meeting, may be obtained free of charge by request to our administrative offices c/o Lyondell Chemical Company, 1221 McKinney Street, Suite 700, Houston, Texas 77010 Attn: Secretary to the Supervisory Board. Copies of the documents listed above are also available for inspection by shareholders free of charge at our offices in Rotterdam listed above.

REGISTERED SHAREHOLDERS ARE REQUESTED TO VOTE PROMPTLY, AND IF VOTING BY MAIL, TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Craig B. Glidden
Secretary

March   , 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 5, 2011: The proxy statement and annual report to security holders are available on the Internet at www.proxyvote.com.

LyondellBasell Industries N.V.

PROXY STATEMENT

This proxy statement, which is first being mailed or made available to holders of registered shares on or about March [  ], 2011, is furnished in connection with the solicitation of proxies on behalf of LyondellBasell Industries N.V. (“we”, “LyondellBasell” or the “Company”), who ask you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the Annual General Meeting of Shareholders to be held at the Company’s headquarters at Weena 737, 3013 AM, Rotterdam, The Netherlands, at1:00 p.m., local time, on Thursday, May 5, 2011 (the “Annual Meeting”), for the purposes set forth in the foregoing notice and agenda.

We are utilizing U.S. Securities and Exchange Commission rules allowing companies to furnish proxy materials over the Internet. Instead of receiving a paper copy of this proxy statement, our 2010 Annual Report and a form of proxy card (the “proxy materials”), most of our shareholders are receiving a notice regarding the availability of our proxy materials. The notice includes instructions on how to access the proxy materials over the Internet. The notice also contains instructions on how each shareholder can receive a paper copy of the proxy materials. Internet distribution of our proxy materials is designed to expedite receipt by shareholders, lower the costs of the Annual Meeting, and conserve natural resources.

Each share entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting. All shares represented by proxies duly executed and received by us within the time indicated on the enclosed proxy (the “Voter Deadline”) will be voted at the Annual Meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for all proposals described in this proxy statement. If any other business is properly brought before the Annual Meeting under our Articles of Association or Dutch law, the proxies will be voted in accordance with the best judgment of the proxyholders. In general, only those items appearing on the agenda can be voted on at the Annual Meeting.

A shareholder may revoke a proxy by submitting a document revoking it prior to the Voter Deadline, by submitting a duly executed proxy bearing a later date prior to the Voter Deadline or by attending the Annual Meeting and voting in person (with regard to which the requirements below apply).

Only holders of record of the registered shares of our share capital, par value € 0.04 (the “common shares” or “shares”), issued at the close of business on April 7, 2011 are entitled to notice of and to vote at the Annual Meeting. Shareholders must give notice in writing of their intention to attend the Annual Meeting prior to April 29, 2011. Such notices may be emailed to investors@lyondellbasell.com. Admittance of shareholders and acceptance of written voting proxies shall be governed by Dutch law.

Although there is no quorum requirement under Dutch law, abstentions, directions to withhold authority to vote for a Supervisory Director nominee and “broker non-votes” will be considered present at the meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of common stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of common stock in its discretion on such matters. We believe that each of the matters to be voted on at the meeting, other than the election of directors (Items 1, 2 and 3 on the Proxy Card); the advisory vote on executive compensation (Item 11 on the Proxy Card); and the advisory vote on frequency of executive compensation (Item 12 on the Proxy Card) are considered routine matters for determining whether brokers may vote without instruction. For these reasons, please promptly vote in accordance with the instructions provided by your bank, brokerage firm or other agent.

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of our shares.

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials unless we are notified that one or more of these individuals wishes to receive separate copies. This procedure helps reduce our printing costs and postage fees.

If you participate in householding and wish to receive a separate copy of proxy materials, please contact our administrative offices c/o Lyondell Chemical Company, 1221 McKinney Street, Suite 700, Houston, Texas 77010, attention: Corporate Secretary. If you do not wish to participate in householding in the future, and prefer to receive separate copies of the proxy materials, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061. If you are eligible for householding but are currently receiving multiple copies of proxy materials and wish to receive only one copy for your household, please contact Broadridge.

Shareholders and other interested persons may communicate with the Supervisory Board or one or more directors by sending a letter addressed to the Supervisory Board or to any one or more directors in care of Craig B. Glidden, Secretary to the Supervisory Board, at the Company’s administrative offices c/o Lyondell Chemical Company, 1221 McKinney Street, Suite 700, Houston, Texas 77010, in an envelope clearly marked “Shareholder Communication.” Mr. Glidden’s office will forward such correspondence unopened to Marvin O. Schlanger, Chairman, unless the envelope specifies that it should be delivered to another director.

SUPERVISORY BOARD OF DIRECTORS

The business and general affairs of the Company and the management of the business of the Company by the Management Board are supervised by the Board of Supervisory Directors (the “Supervisory Board”).

Our Supervisory Board currently has eight members. Our Articles of Association provide that the Supervisory Board will consist of at least nine members and the Rules of the Supervisory Board provide that the Supervisory Board, in its sole discretion, shall determine the size of the Supervisory Board in accordance with and in order to comply with our Articles, nomination agreements in effect and the listing standards of the New York Stock Exchange.

The NYSE listing standards require that we have a majority of independent directors. Pursuant to transition provisions of the listing standards, we have until one October 14, 2011 to meet this requirement. As discussed under “— Independence of Supervisory Board Members,” three of our current eight members are deemed independent. Access Industries, an approximately 16% shareholder, has advised us that it has selected Robin Buchanan for nomination as a member to our Supervisory Board at the Annual Meeting. As a result, in March 2011, our Supervisory Board determined that our Supervisory Board should consist of thirteen members, seven of whom will be independent and six of whom are not. Enabling the election of four additional independent members to the Supervisory Board will allow us to meet the listing standards requirement.

Our Supervisory Board is divided into three classes, each consisting of approximately one-third of the total number of the members of the Supervisory Board. The increase in the size of the Supervisory Board has created additional vacancies in each class of directors. Milton Carroll and Rudy der Meer are each Class I directors, whose terms expire at the Annual Meeting. Our Supervisory Board has nominated each of them for re-election as Class I directors. The Supervisory Board has nominated additional individuals to serve as Class I, II and III directors as described under “Election of Directors.” The Supervisory Board intends to take all necessary action to fill the remaining vacancy with an independent director as soon as practicable.

The members of the Supervisory Board are elected by the general meeting of shareholders from a list that is drawn up by the Supervisory Board. Pursuant to our Articles of Association, the list is, in principle, binding and includes two candidates for each vacancy to be filled. The binding nature of the Supervisory Board’s nomination may be overridden by a vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the issued share capital of the Company. In that case, shareholders would be free to cast their votes for persons other than those nominated below.

Board Leadership Structure

The Company maintains a two-tier governance structure, consisting of a Management Board, responsible for the management of the Company, and a Supervisory Board, responsible for the general oversight of the Management Board. The Management Board may consist only of executive directors and the Supervisory Board of non-executive directors. Marvin O. Schlanger is the non-executive Chairman of our Supervisory Board. James L. Gallogly, our Chief Executive Officer, is the sole member of our Management Board and is not a member of the Supervisory Board. Our Articles of Association provide that to the extent there is only one member of the Management Board, such member must be our CEO. Our two-tier board structure has the effect of separating the roles of chief executive officer and chairman of the board.

Maintaining the two-tier board structure allows our CEO to focus on managing our day-to-day business, including achieving our aims, strategy and risk profile, and results of operations. It also allows the non-executive chairman of the Supervisory Board to lead the Board in its fundamental role of supervising the policies of the Management Board and the general affairs of the Company as well as providing advice to the Management Board. The Supervisory Board recognizes the time, effort, and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required of our non-executive chairman. The Supervisory Board believes this separation of responsibilities is appropriate for LyondellBasell not only because of the size and composition of the Board, the scope and complexity of the Company’s operations, and the responsibilities of the Board and management, but also as a demonstration of our commitment to good corporate governance.

Role in Risk Oversight

While the Company’s management is responsible for the day-to-day management of risks to the Company, the Supervisory Board has broad oversight responsibility for the Company’s risk management programs. In this oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning as directed, and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. The primary means by which our Supervisory Board oversees our risk management structures and policies is through its regular communications with management. The Company believes that its leadership structure is conducive to comprehensive risk management practices, and that the Supervisory Board’s involvement is appropriate to ensure effective oversight.

The Supervisory Board and its committees meet in person approximately six times a year, including one meeting that is dedicated specifically to strategic planning. At each of these meetings, our Chief Executive Officer; Chief Financial Officer; and Chief Legal Officer are asked to report to the Supervisory Board and, when appropriate, specific committees. Additionally, other members of management and employees periodically are requested to attend meetings and present information. One of the purposes of these presentations is to provide direct communication between members of the Supervisory Board and members of management; the presentations provide members of the Supervisory Board with the information necessary to understand the risk profile of the Company, including information regarding the specific risk environment, exposures affecting the Company’s operations and the Company’s plans to address such risks. In addition to information regarding general updates to the Company’s operational and financial condition, management reports to the Supervisory Board on a number of specific issues meant to inform the Board about the Company’s outlook and forecasts, and any impediments to meeting those or its pre-defined strategies generally. These direct communications between management and the Supervisory Board allow the Board to assess management’s evaluation and management of the day-to-day risks of the Company.

In carrying out its oversight responsibility, the Supervisory Board has delegated to individual Board committees certain elements of its oversight function. The Audit Committee assists the Board in its involvement in the Company’s risk management process by providing oversight for the integrity of the Company’s financial statements; the Company’s independent accountants’ qualifications and independence; the performance of the Company’s internal audit function, independent accountant and the Company’s compliance program; and the Company’s system of disclosure and internal controls. The Compensation Committee undertakes risk oversight of the Company’s compensation programs through its responsibility to the Board to monitor the Company’s compensation structure from the point of view of not encouraging risks inconsistent with the interests of our shareholders. The Nominating & Governance Committee also participates in identifying and participating in the management of risk factors facing the Company. The Nominating & Governance Committee’s participation involves the review of policies and practices in the areas of corporate governance; consideration of the overall relationship of the Supervisory Board and the Company’s management; and the development, review and recommendation of governance guidelines applicable to the Company. The Health, Safety and Environmental (“HSE”) Committee reviews and monitors compliance with health, safety and environmental matters affecting the Company.

The Company has also initiated an enterprise risk management process, which is coordinated by the Company’s Director of Risk Management. This process initially involved the identification of the Company’s programs and processes related to risk management, and the individuals responsible for them. Included was a self-assessment survey completed by senior personnel requesting information regarding perceived risks to the Company, with follow-up interviews with members of senior management to review the responses. The information gathered is tailored to coordinate with the Company’s strategic planning process such that the risks can be categorized in a manner that identify the specific Company strategies that may be jeopardized and plans can be developed to address the risks to those strategies.

The results of these efforts are reported to the Audit Committee of the Supervisory Board, which is responsible for the overseeing the design of the risk assessment process. Since the initiation of the enterprise risk management process, regular updates are given to the Supervisory Board on material Company risks. In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and quarterly reports are made to the Audit Committee on all financial and compliance risks in accordance with New York Stock Exchange requirements.

Independence of Supervisory Board Members

The Supervisory Board has determined that each of the following six directors and director nominees is independent in accordance with the New York Stock Exchange listing standards and the Dutch Corporate Governance Code:

[          ] (nominee)
[          ] (nominee)
Milton Carroll
[          ] (nominee)
Bruce A. Smith
Rudy van der Meer

Messrs. Buchanan, Cooper, Harris, Kleinman, Schlanger and Serota are not considered independent, as described below.

To assist in determining independence, the Supervisory Board adopted categorical standards of director independence, which meet or exceed the requirements of both the New York Stock Exchange and the Dutch Corporate Governance Code. These standards specify certain relationships that must be avoided in order for directors to be deemed independent.

The categorical standards our Supervisory Board uses in determining independence are included in our Corporate Governance Guidelines, which can be found on our website, at www.lyondellbasell.com. The Supervisory Board has determined that each of the six directors and director nominees listed above meets these categorical standards and that there are no other relationships that would affect the independence of these individuals.

The Company is party to nomination agreements with each of Access Industries, Apollo Management and Ares Management, pursuant to which each entity has the right to select individuals for nomination to our Supervisory Board based on certain share ownership levels. Messrs. Buchanan, Cooper, Harris, Kleinman, Schlanger and Serota were selected for nomination to our Supervisory Board based on these agreements. Each of Access, Apollo and Ares played significant roles in the bankruptcy proceedings of our predecessor, LyondellBasell Industries, AF S.C.A. Access was the beneficial owner of the predecessor company until the emergence from bankruptcy proceedings. Each of Apollo and Ares held significant amounts of the predecessor’s debt and, as a result, exerted significant influence in the bankruptcy proceedings. Additionally, each of Access, Apollo and Ares were parties to an equity commitment agreement pursuant to which they provided a backstop for a significant portion of the Company’s emergence financing. In connection therewith, they each demanded and received the above mentioned nomination rights as well as registration rights with respect to certain of the securities they received in the bankruptcy proceedings.

The information below describes the results of the analyses conducted to determine the independence of the nominees and directors named in the table:

Access Designated Directors and Nominees

Robin Buchanan	Mr. Buchanan serves as a consultant to Access. As a result, and
(Nominee for Director)	given his designation to the Supervisory Board by Access, the Supervisory Board has determined that his relationship with Access makes him not independent.
Stephen F. Cooper	Mr. Cooper was recruited by our predecessor company to serve as a member of its Supervisory Board and as Vice Chairman of its Restructuring Committee given Mr. Cooper’s vast experience in reorganization proceedings. Mr. Cooper was paid a bonus in April 2010, approved by the bankruptcy court, of approximately $9.75 million for his services in assisting the predecessor in its bankruptcy proceedings. The payment to Mr. Cooper was outside of regular payments to Supervisory Board members as such and, as a result, and in addition to his designation to the Supervisory Board by Access, given the relationships between Access and the Company described above, the Supervisory Board has determined that he is not independent.

Apollo Designated Directors

Joshua J. Harris	Mr. Harris is a founding Managing Partner of Apollo Management LLC. Given the relationships between Apollo and the Company described above, and his designation to the Supervisory Board by Apollo, the Supervisory Board has determined that he is not independent.
Scott M. Kleinman	Mr. Kleinman is a Senior Partner at Apollo. Given the relationships between Apollo and the Company described above, and his designation to the Supervisory Board by Apollo, the Supervisory Board has determined he is not independent.
Marvin O. Schlanger	Mr. Schlanger is affiliated with Apollo, and receives compensation from Apollo for certain services. Given the relationships between Apollo and the Company described above, and his designation to the Supervisory Board by Apollo, the Supervisory Board has determined that he is not independent.

Ares Designated Director

Jeffery S. Serota	Mr. Serota is a Senior Partner in Ares Management’s Private Equity Group. Given the relationships between Ares and the Company described above, and his designation to the Supervisory Board by Ares, the Supervisory Board has determined he is not independent.

Meetings and Board Committees

The Supervisory Board held three meetings in 2010 as well as an informational and orientation meeting. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of each committee of which he was a member. We expect that each member of the Supervisory Board will attend the Annual Meeting.

The Supervisory Board has four standing committees to assist the Supervisory Board in the execution of its responsibilities. The committees are the Audit Committee, the Nominating & Governance Committee, the Compensation Committee and the HSE Committee. The charters of each committee states that it will be composed of a minimum of three members of the Supervisory Board. Currently, the HSE Committee comprises two members. The Supervisory Board intends to appoint additional members to the HSE Committee after additional directors are elected at the Annual Meeting. Each committee functions under a charter adopted by the Supervisory Board that can be accessed through our website, www.lyondellbasell.com.

Audit Committee

The current members of the Audit Committee are Mr. Smith (Chairman) and Messrs. Carroll and Kleinman.

Each of Messrs. Smith and Carroll satisfies the additional New York Stock Exchange independence standards for audit committees. Mr. Kleinman is not independent. However, the transitional rules of the SEC and New York Stock Exchange require us to have only a majority of independent Audit Committee members until one year after listing, at which time all members must be independent. The Company believes that Mr. Kleinman’s service on the Audit Committee is appropriate, given his knowledge and experience and does not believe that his lack of independence adversely affects the ability of the Committee to act independently or satisfy any of its responsibilities. However, on or before October 14, 2011, the anniversary of our listing on the New York Stock Exchange, Mr. Kleinman will cease to serve as a member of our Audit Committee and one or more of the independent director nominees to be elected at the Annual Meeting will be appointed to the Committee.

SEC rules require that we have at least one financial expert on our Audit Committee. Our Supervisory Board has determined that Mr. Smith is an Audit Committee expert for purposes of the SEC’s rules based on a thorough review of his education and financial and public company experience.

Mr. Smith previously served as the Chief Financial Officer of Tesoro Corporation, a Fortune 100 manufacturer and marketer of petroleum products. He also served as the Chairman, President and Chief Executive Officer of Tesoro. Before joining Tesoro, Mr. Smith served in various financial positions, including Treasurer of Valero Energy Corporation, manager of a division of Continental Illinois National bank and Trust and a financial analyst at Ford Motor Company. Mr. Smith also holds a master’s degree in business administration with a concentration in finance from Kansas State University.

The Supervisory Board has also determined that each member of the Audit Committee possesses the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members.

Mr. Smith serves on one public company audit committee in addition to ours and Mr. Kleinman serves on two public company audit committees in addition to ours.

The Audit Committee met three times during 2010. The Audit Committee generally is responsible for overseeing all matters relating to our financial statements and reporting; internal audit function and independent auditors; and our compliance function. As part of its function, the Audit Committee reports the results of its activities to the full Supervisory Board. Listed below are the general responsibilities of the Audit Committee. The Audit Committee’s duties are set forth in a written charter that was approved by the Supervisory Board. A copy of the charter can be found on our website, at www.lyondellbasell.com.

Administrative Responsibilities

•	Report to the Board, at least annually, all public company audit committee memberships by members of the Audit Committee;

•	Perform an annual review of its performance relative to its charter and report the results of its evaluation to the full Board;

Independent Auditor

•	Engage an independent auditor, determine the auditor’s compensation and replace the auditor if necessary;

•	Review the independence of the independent auditor and establish our policies for hiring current or former employees of the independent auditor;

•	Evaluate the lead partner of our independent audit team and review a report, at least annually, describing the independent auditor’s internal control procedures;

•	Pre-approve all services, including non-audit engagements, provided by the independent auditor;

Internal Audit

•	Review the plans, staffing, reports and activities of the internal auditors;

•	Review significant difficulties and disagreements with management encountered by the internal audit department and review the effectiveness of the internal audit function;

Financial Statements

•	Review financial statements and Forms 10-K and 10-Q with management and the independent auditor;

•	Review earnings press releases and discuss with management the type of earnings guidance, if any, that we provide to analysts and rating agencies;

•	Discuss with the independent auditor any material changes to our accounting principles and matters required to be communicated under Statement on Auditing Standards No. 61 relating to the conduct of the audit;

•	Review our financial reporting, accounting and auditing practices with management, the independent auditor and our internal auditors;

•	Review management’s and the independent auditor’s assessment of the adequacy and effectiveness of financial reporting controls;

Compliance

•	Review the plans, staffing, reports and activities of the compliance function;

•	Review significant difficulties and disagreements with management encountered by the compliance department and review the effectiveness of the compliance function;

•	Establish procedures for receiving, retaining and handling complaints, including anonymous complaints by our employees, regarding accounting, internal controls and auditing matters; and

•	Periodically review the Company’s Code of Conduct and ensure management has established a system to monitor and enforce the Code of Conduct.

Audit Committee Report

The Audit Committee operates under a written charter, a copy of which is available on LyondellBasell’s website, www.lyondellbasell.com. As required by the charter, the Audit Committee reviews and reassesses the charter annually and recommends any changes to the Supervisory Board for approval. The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Supervisory Board, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K and to select and nominate the independent auditor for appointment by shareholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of April 30, 2010 and for the four month period then ended and December 31, 2010 and for the eight month period then ended with management and PricewaterhouseCoopers LLP, the independent registered public accounting firm (“PwC”), and has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report:

•	Discussed with PwC, the Company’s independent registered public accounting firm for period ended December 31, 2010, those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•	Discussed with PwC its independence, including communications PwC is required to provide us under applicable Public Company Oversight Board requirements. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of other non-audit services to the Company is compatible with the auditor’s independence.

•	Met periodically with members of management, the internal auditors and PwC to review and discuss internal controls over financial reporting. The Company’s Annual Report on Form 10-K for the eight month period ended December 31, 2010 does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of PwC due to a transition period established by rules of the Securities and Exchange Commission for new public companies. As a result, the Audit Committee was unable to review and discuss such reports.

•	Reviewed and discussed, with the Company’s management and PwC, the Company’s audited consolidated balance sheet as of December 31, 2010, and consolidated statements of income, cash flows and changes in stockholders’ equity for the eight month period ended December 31, 2010, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosure.

The Committee has also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans of their respective audits. The Committee meets periodically with both the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Supervisory Board (and the Supervisory Board approved) that the Company’s financial statements be included in its annual report for its fiscal year ended December 31, 2010. The Committee has also approved the selection of PwC as the Company’s independent registered public accounting firm for fiscal year 2011.

The Audit Committee of the Supervisory Board

Bruce A. Smith, Chairman
Milton Carroll
Scott Kleinman

Compensation Committee

The current members of the Compensation Committee are Messrs. Carroll (Chairman), van der Meer and Kleinman. Each of Messrs. Carroll and van der Meer is independent in accordance with the rules and regulations of the NYSE. Mr. Kleinman is not independent. However, the transitional rules of the NYSE also apply to our Compensation Committee. On or before October 14, 2011, Mr. Kleinman will cease to serve as a member of our Compensation Committee and one or more of the independent director nominees to be elected at the Annual Meeting will be appointed to the Committee.

The Compensation Committee met two times in 2010. The Compensation Committee is responsible for overseeing all of our executive compensation and developing the Company’s compensation philosophy generally. The Compensation Committee’s written charter, which was approved by the Supervisory Board, can be found on our website, at www.lyondellbasell.com. In fulfilling its duties as set forth in the charter, the Compensation Committee has the following responsibilities:

•	Establish and review the compensation philosophy, structure, policies and guidelines for the managing directors, executive officers and senior management of the Company for recommendation to the Supervisory Board;

•	Review periodically the objectives of the Company’s executive compensation consistent with corporate objectives and shareholder interests;

•	Approve multi-employer welfare, pension or benefit plan or arrangement established or maintained by a labor organization (including without limitation any multi-employer trust providing retirement benefits);

•	Review periodically reports from management regarding funding of the Company’s pension and other benefit plans;

•	Review and approve corporate goals and objectives relating to Chief Executive Officer compensation, and evaluate the performance of the Chief Executive Officer in light of the corporate goals and objectives;

•	Incorporate the performance evaluation results in setting the Chief Executive Officer’s compensation level and make compensation decisions for all senior officers of the Company, including the Chief Executive Officer, and review these decisions with the Supervisory Board; and

•	Conduct an annual self-evaluation.

In overseeing compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to Company employees. However, the

Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.

For additional information on the Compensation Committee, see the Compensation Discussion and Analysis on page 31.

Compensation Committee Report

The Compensation Committee of the Supervisory Board has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Supervisory Board

Milton Carroll, Chairman
Rudy van der Meer
Scott Kleinman

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during fiscal year 2010, an officer or employee of the Company or any of our subsidiaries, or was formerly an officer of the Company or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K.

During fiscal year 2010, none of our executive officers served as (i) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Nominating & Governance Committee

The current members of the Nominating & Governance Committee are Messrs. Smith (Chairman), Carroll and Kleinman. Each of Messrs. Smith and Carroll is independent in accordance with NYSE rules and regulations. The NYSE’s transitional rules apply to the Nominating & Governance Committee. On or before October 14, 2011, Mr. Kleinman will cease to serve as a member of our Nominating & Governance Committee and one or more of the independent director nominees to be elected at the Annual Meeting will be appointed to the Committee.

The Nominating & Governance Committee formally met one time during 2010. One of the primary responsibilities of the Nominating & Governance Committee is to identify nominees for election to the Supervisory Board. As described in this proxy statement, the Supervisory Board intends to nominate several individuals for election at the Annual Meeting. The Nominating & Governance Committee performed substantial work during 2010 in identifying appropriate and suitable candidates for nomination.

The Nominating & Governance Committee has a written charter that has been approved by the Supervisory Board and can be viewed by accessing our website, at www.lyondellbasell.com. It is the duty of the Nominating & Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating & Governance Committee has the following responsibilities:

•	Reviewing the overall effectiveness of the Supervisory Board and the Management Board and the conduct of their business;

•	Coordinating an evaluation by the directors of the Supervisory Board’s and committees’ (including this Committee’s) performances and procedures;

•	Reviewing individual directors’ performance as a part of the process for recommending nominees to the Supervisory Board;

•	Reviewing the Company’s corporate governance profile and make recommendations to the Supervisory Board;

•	Recommending to the Supervisory Board compensation to be paid to non-employee directors;

•	Reviewing any shareholder proposals received by the Company for inclusion in the Company’s proxy statement; and

•	Identifying and recommending to the Supervisory Board candidates for membership on the Supervisory Board.

Potential director candidates are identified through various methods; the Nominating & Governance Committee welcomes suggestions from directors, members of management, and shareholders. From time to time, the Nominating & Governance Committee uses outside consultants to assist in identifying potential director candidates. For all potential candidates, the Nominating & Governance Committee considers all factors it deems relevant, such as a candidate’s personal and professional integrity and sound judgment, business and professional skills and experience, independence, possible conflicts of interest, diversity, and the potential for effectiveness, in conjunction with the other directors, to serve the long-term interests of the Company’s stakeholders. While there is no formal policy with regard to consideration of diversity in identifying director nominees, the Committee considers diversity in business experience, professional expertise, gender and ethnic background, along with various other factors when evaluating potential director nominees.

Before being recommended by the Nominating & Governance Committee, director candidates are interviewed by the Chief Executive Officer; a minimum of two members of the Nominating & Governance Committee; and the Chairman of the Supervisory Board. Additional interviews may include other members of the Supervisory Board, representatives from senior levels of management and an outside consultant.

The Supervisory Board intends to maintain the size of the Board at a manageable size, as stated in our Corporate Governance Guidelines; however, if shareholders party to nomination agreements with the Company acquire additional shares of the Company, entitling them to nominate additional directors, the Supervisory Board will increase its size as necessary to ensure there are a majority of independent members. The Nominating & Governance Committee considers all potential nominees for vacancies on their merits without regard to the source of recommendation. The Nominating & Governance Committee believes that the nominating process will and should continue to involve significant subjective judgments. To suggest a nominee, you should submit your candidate’s name, together with biographical information and his written consent to nomination to the Chairman of the Nominating & Governance Committee at the Company’s administrative offices, c/o Lyondell Chemical Company, 1221 McKinney Street, Suite 700, Houston Texas 77010, before November 24, 2011.

HSE Committee

The current members of the HSE Committee are Messrs. van der Meer (Chairman) and Schlanger. The HSE Committee met one time during 2010. The Committee has a written charter that can be reviewed by accessing our website, at www.lyondellbasell.com. It is the duty of the HSE Committee to assist the Supervisory Board in its oversight responsibilities by assessing the effectiveness of environment, health and safety programs and initiatives that support the health, safety and environmental policy of the Company. In fulfilling its duties, the HSE Committee has the following responsibilities:

•	Review and monitor the Company’s health, safety and environmental performance statistics and ensure processes are in place to record such statistics consistently;

•	Review and approve the scope of the health, safety and environmental audit program;

•	Review and, following appropriate consultation, recommend to the Supervisory Board the annual budget for the health, safety and environmental audit program; and

•	Report periodically to the Supervisory Board on health, safety and environmental matters affecting the Company.

Related Party Transactions

We have adopted a written Related Party Transaction Approval Policy, which requires the disinterested members of the Audit Committee to review and approve, in advance of commitment, certain transactions that we may enter into with the following related parties:

•	members of the Supervisory Board;

•	executive officers;

•	holders of 5% or more of our shares;

•	entities for which a LyondellBasell Industries N.V. officer or Supervisory Board member serves as an officer or a member of that entity’s board of directors or equivalent governing body;

•	immediate family members of the foregoing; and

•	entities, of which any of the foregoing own more than 10%.

The transactions covered by the policy are those which are:

•	in the ordinary course of business and have a value of $25 million or more, or

•	not in the ordinary course of business, regardless of value.

Additionally, transactions covered include any transactions where an officer or director of the Company will have a material interest and the transaction has a value of $120,000 or more.

The disinterested members of the Audit Committee determine the fairness of the transactions to LyondellBasell Industries N.V. by considering whether the transactions have terms no less favorable than those which could be obtained from non-related parties. Below is a description of related party transactions since the beginning of the last fiscal year.

In connection with Stephen F. Cooper’s service as Chairman of the Restructuring Committee and Vice Chairman of the Supervisory Board of LyondellBasell AF during bankruptcy proceedings and his extraordinary efforts and contributions in furtherance of the Debtors’ restructuring, Mr. Cooper was awarded a bonus payment of $9.75 million in April 2010.

Additionally, we entered into certain agreements with the Access Industries, Apollo Management and Ares Management, or their affiliates upon our emergence from bankruptcy. These agreements include a registration rights agreement dated April 30, 2010 obligating us to, at our own cost, register for resale certain of our securities owned by Access, Apollo and Ares or their affiliates. Additionally, we entered into nomination agreements with each of Access, Apollo and Ares or their affiliates that give them the right to nominate individuals for appointment to the Supervisory Board if certain ownership thresholds are met. The nomination rights continue for so long as the shareholders meet the required thresholds.

These transactions were approved by the bankruptcy court; they were not approved pursuant to the Related Party Transaction Policy, nor were they approved by our Audit Committee, as the Company became obligated before the Related Party Transaction Policy was adopted and the Audit Committee was formed.

In December 2010, the Company entered into a cooperation agreement with Access Industries. Employees of the Company have been providing assistance and support to Access Industries in connection with certain tax and accounting matters related to the time period during which LyondellBasell AF S.C.A. was wholly-owned by certain affiliates of Access Industries. Pursuant to the cooperation agreement, we charge Access Industries for these services on a time and materials basis, and in 2010 charged $110,000. The agreement terminates December 31, 2014, and we reasonably believe that the amounts ultimately charged through the term will far exceed $120,000. The Audit Committee approved the cooperation agreement at its November 2010 meeting.

In addition, at least annually, our Controller’s Department will prepare a summary of all transactions and all currently proposed transactions with those related parties, including transactions that did not require pre-approval under the policy, and the summary is presented to the Audit Committee for review.

Each director, officer and employee must make prompt and full disclosure of all conflicts of interest. A conflict of interest includes a financial interest in any contract with us or in any organization doing business with us, or the receipt of improper personal benefits or loans as a result of his or her position in the Company. On an annual basis, each Supervisory Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the Supervisory Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. These obligations are set forth in writing in our Code of Conduct available through our website, www.lyondellbasell.com. Any waivers of our Code of Conduct for our executive officers or members of our Supervisory Board will be reported promptly.

We also have a Code of Ethics, applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as defined by applicable SEC rules.

Compensation of the Members of the Supervisory Board

Under our Articles of Association, any decisions on compensation of members of our Supervisory Board are made by our general meeting of shareholders. If any changes need to be made to compensation of members of our Supervisory Board, the Nominating & Governance Committee makes recommendations to the Supervisory Board. The Supervisory Board would then approve or modify those recommendations and propose them to the shareholders at a general meeting. The Supervisory Board is proposing the compensation of the Supervisory Board as Item 10 in this proxy statement. For more information, see page 55.

Director Compensation in 2010

The members of our Supervisory Board receive equity and cash compensation for their service on the Board and its committees. Compensation for members of the Supervisory Board is reviewed annually by the Nominating & Governance Committee, and is approved by shareholders. The Board’s goal in designing directors’ compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex international company. The Supervisory Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of the Company.

Members of the Supervisory Board received grants of restricted stock units and cash retainers and fees. At the Extraordinary General Meeting of shareholder in August 2010, our shareholders approved an aggregate of $2.5 million for Supervisory Board compensation, consisting of $1.5 million in cash and restricted stock units valued at $1 million. In accordance with our Articles of Association, these amounts were allocated based on determinations made by the Supervisory Board.

The table below sets forth the allocation of the aggregate amount approved by shareholders. The amounts included in the table are the annual compensation amounts under the Supervisory Board compensation program. Actual amounts earned by or paid to Supervisory Directors in 2010 are in the following table entitled “Director Compensation.”

Annual Retainer
Cash	$60,000 ($80,000 for Chairman of the Board)
Restricted stock units	Valued at $120,000 ($150,000 for Chairman of the Board)
Board Meeting Fees
Intercontinental Travel	$12,500 for each Supervisory Board meeting attended
Continental Travel	$2,000 for each Supervisory Board meeting attended
Committee Fees
Members	$10,000 ($11,000 for Audit Committee)
Chairmen	$15,000 ($20,000 for Audit Chair)

Director Compensation

	Fees Earned or	Stock
	Paid in	Awards
Name	Cash ($)(1)	($)(2)	Total ($)

Marvin O. Schlanger, Chairman of the Board	74,486	124,114	198,600
Milton Carroll	76,952	99,295	176,247
Stephen F. Cooper	80,109	99,295	161,453
Joshua J. Harris(3)	49,658	99,295	148,953
Scott Kleinman(3)	62,897	99,295	161,692
Jeffrey A. Serota(3)	62,158	99,295	161,453
Bruce A. Smith	76,541	99,295	175,836
Rudy M. J. van der Meer	40,932	99,295	140,227

(1)	Includes retainers, meeting and committee fees earned or paid through December 31, 2010. Messrs. Cooper and Kleinman each elected to have his Dutch sourced compensation taxed under the so-called “Dutch 30% tax ruling.” Under the ruling, the reimbursement by the Company of expenses may be considered income in The Netherlands, and each of Messrs. Cooper and Kleinman were taxed on certain reimbursements of expenses. The amounts in the table include $17,951 and $499 for Messrs. Cooper and Kleinman, respectively, for gross-ups paid by the Company as a result of their reimbursements of expenses being taxed. The gross-ups were paid in Euros, and the dollar amounts are based on a conversion rate of 1.339 on December 31, 2010.

(2)	Includes 5,541 restricted stock units for all directors, other than Mr. Schlanger, who received 6,926 restricted stock units. In accordance with FASB Topic ASC 718, Compensation — Stock Compensation, the grant date fair value of the awards generally is the number of shares issued times the market value of our shares on that date. See Note 19 to our Consolidated Financial Statement included in our Form 10-K for the year ended December 31, 2010 for a description accounting for equity-based compensation in accordance with ASC 718.

(3)	Each of Messrs. Harris and Kleinman received these securities as a nominee for the sole benefit of an affiliate of Apollo. Mr. Serota received the securities as a nominee for the sole benefit of an affiliate of Ares. Such affiliates have all economic, pecuniary and voting rights, if any, in respect of such securities. Accordingly, Messrs. Harris, Kleinman and Serota each disclaim beneficial ownership of these securities.

Dutch Corporate Governance Code

In addition to the New York Stock Exchange listing standards and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance

Code (the “Code”). The Code (as last amended on December 10, 2008) contains a number of principles and best practices. The Code is based on the “apply or explain” principle, on the basis of which we must either apply the relevant provisions of the Code or provide an explanation for any non-compliance. A copy of the Code can be found at http://commissiecorporategovernance.nl.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Code. We comply with the majority of the provisions of the Code; however, where there are conflicting provisions of the Code and the requirements of the NYSE and the SEC, we have chosen to comply with the NYSE and SEC requirements. As an SEC registrant and NYSE listed company, we believe that it is appropriate to maintain governance practices that are in line with our peers. Additionally, as noted elsewhere in this proxy statement, the NYSE listing standards and certain SEC rules contain transitional provisions for newly listed companies; we have taken advantage of these provisions given we emerged from bankruptcy proceedings less than a year ago and have only been an SEC registrant and NYSE listed company for fewer than six months. The Code has no transitional provisions. In certain cases, we have not applied the Code’s practices and provisions but expect to do so in the future.

For clarity purposes, we have listed below deviations from the Code and our reasons for deviating. The deviations follow the order of the recommendations in the Code.

Best practice provision II.1.1

Mr. Gallogly was appointed as a member of the Management Board for an initial term of five years, which exceeds the maximum of four years contained in the Code.

Mr. Gallogly was appointed to the Management Board upon the Company’s emergence from bankruptcy proceedings. Given the unique and challenging circumstances surrounding the Company beginning with its emergence from bankruptcy proceedings, it was considered appropriate to ensure continuity in the effective management of the Company. Specifically, Mr. Gallogly was recruited to the Company not only to lead the efforts in emerging from bankruptcy, but also to grow the Company and increase value to stakeholders over the long term. As a result, Mr. Gallogly’s initial term was set at five years.

Subsequent terms of Mr. Gallogly or any other member of the Management Board will be for a maximum of four years, in accordance with the Company’s Articles of Association and Rules of the Management Board.

Best practice provisions of Principle II.2

The Company has followed all of Principle II.2 in determining the compensation of the Management Board, as described in the Compensation Discussion and Analysis section of this proxy statement. However, there are specific best practice provisions set forth under that principle that were not followed, given the unique situation of the Company in 2009 and 2010. Mr. Gallogly, the sole member of the Management Board, was recruited and hired to join the Company in May 2009, during bankruptcy proceedings. Many components of Mr. Gallogly’s compensation were negotiated, determined and then approved by the bankruptcy court. As described in the Compensation Discussion and Analysis, the Company believes that the level and structure of Mr. Gallogly’s compensation was necessary to recruit him and is appropriate for his responsibilities.

II.2.1/II.2.2.

The Compensation Committee of the Supervisory Board has spent considerable time reviewing and understanding the policies, procedures and practices that were put in place during the Company’s bankruptcy and upon its emergence in April 2010. The Compensation Committee also retained the services of an independent consultant to assist in its evaluation of appropriate remuneration for the Management Board and the executive officers of the Company. The scenario analyses mentioned in provisions II.2.1. and II.2.2. of the Code are planned for 2011; given Mr. Gallogly’s 2010 compensation was agreed to in 2009, and thus prior to the establishment of the Supervisory Board, it was not possible for the Supervisory Board to perform the analysis provided for in best practice provision II.2.1, or determining the level and structure of Mr. Gallogly’s compensation by reference to such analysis. However, as discussed in the Company’s Compensation

Discussion and Analysis, internal pay equity is one of the factors considered by the Compensation Committee in making compensation determinations, and it is expected this will be a factor in future compensation decisions. Additionally, the Compensation Committee expects to make use of “tally sheets,” which show each component of executives’ compensation, the tally of all of the compensation elements, as well as potential payments in different termination scenarios. The use of these tally sheets enables the Compensation Committee to understand each element of total compensation and potential compensation, potential total payments, and analyze the internal equity amongst executives.

II.2.4

Pursuant to Mr. Gallogly’s employment agreement, he was granted options to purchase Company shares that vest ratably over a five year period beginning one year after his date of employment. This is contrary to best practice provision II.2.4, which states that options shall not be exercisable in the first three years after the date of grant. Further, the number of options granted to Mr. Gallogly was negotiated at the time of his recruitment and approved by the bankruptcy court; as a result, the number of options granted was not determined based on the achievement of targets specified beforehand in accordance with best practice provision II.2.4. Nonetheless, the Company believes that the vesting schedule and number of options granted to Mr. Gallogly is appropriate. A five year ratable vesting schedule properly incentivizes Mr. Gallogly over a long period of time, since only twenty percent of the total award can be exercised each year.

II.2.8

Mr. Gallogly’s employment agreement with the Company contains provisions that entitle him to payments upon termination of his employment agreement that exceed one annual salary payment. As previously mentioned, Mr. Gallogly’s employment agreement was negotiated at the time of his recruitment when the Company was in bankruptcy and faced an uncertain future. The Company believes that the provisions with respect to payments to Mr. Gallogly upon termination of his employment agreement are appropriate, particularly given that they were included in part as a means to recruit Mr. Gallogly while the Company was in bankruptcy proceedings. The protections afforded by his employment agreement allow Mr. Gallogly to focus on the Company’s performance and the creation of shareholder value through very difficult and demanding times for the Company and its Management Board.

II.2.11

The Company’s employment agreement with Mr. Gallogly does not contain any claw-back provisions. However, the Compensation Committee recognizes the benefits to the Company and its stakeholders of “claw-back” policies for its executive officers, including Mr. Gallogly. Under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission has been charged with requiring stock exchanges, including the NYSE on which our shares are listed, to prohibit listing of securities of any company that has not developed and implemented compensation claw-back policies. The Dodd-Frank Act’s provisions regarding claw-back policies are specific as to what is required, although implementing regulations have not yet been promulgated. The Compensation Committee currently is reviewing those requirements and, in light of its compensation programs generally, is developing such a policy.

III.1.7

The Company’s Corporate Governance Guidelines and each of the Supervisory Board committees’ charters require evaluations of the Supervisory Board and its committees to be conducted at least annually. The Supervisory Board was originally constituted on April 30, 2010 and consisted of five members. In August 2010, one member of the Supervisory Board resigned and four new members were appointed after an extensive search for qualified, independent members. As a result, the current Supervisory Board has only been comprised since August and formal discussions and evaluations of the functioning of the Supervisory Board, its committees and the individual Supervisory Board members have not yet been carried out. Such evaluations are planned during 2011.

III.2.1/III.2.2/III.2.3

The Supervisory Board currently consists of eight members, and the Supervisory Board is nominating four additional individuals for election at the Annual Meeting, three of whom are considered independent. Of the current eight members, three are considered independent for purposes of the Code and NYSE listing standards and are deemed to be independent based on the Company’s categorical standards of independence contained in the Company’s Corporate Governance Guidelines.

NYSE listing standards require that a majority of the members of the Supervisory Board must be independent within one year of listing of the Company’s shares, which will occur on October 14, 2011. In an effort to meet this requirement, the Company is conducting extensive searches for qualified individuals who meet the Supervisory Board’s desired profile for composition and also meet all necessary independence requirements.

The Company is party to nomination agreements with certain shareholders that allow those shareholders to select up to three individuals for nomination to the Supervisory Board dependent on their share ownership levels. Each of our non-independent directors was selected for nomination pursuant to these agreements. The Supervisory Board believes that each of its non-independent members brings with him a level of skill, experience and qualifications that benefit the workings of the Supervisory Board, notwithstanding his lack of independence. The Supervisory Board will ensure that at all times beginning no later than October 14, 2011, at least a majority of its members are independent, but must also fulfill its obligations under the nomination agreements.

III.3.1

The Supervisory Board has not yet developed and published a profile of its size and composition, dealing with diversity in composition, and therefore has not specifically disclosed any reasons for divergence or the time period in which it aims to achieve the desired profile in accordance with best practice provision III.3.1.

As discussed, the Company is currently taking actions to add members to its Supervisory Board such that there will be a majority of independent members as soon as is practicable, and in no event later than October 14, 2011. As also discussed, the Supervisory Board has not yet conducted its evaluations of itself and the individual committees. The Supervisory Board believes it is appropriate that additional members be elected and serve for a period of time and conduct evaluations after such time before it develops its profile. Only after the Supervisory Board has functioned for a period of time does the Supervisory Board believe that assessing the desired profile is appropriate.

III.3.5.

Members of the Supervisory Board are appointed for terms of up to three years; however, there is no limit on the number of terms a Supervisory Board member may serve.

Currently, the Supervisory Board does not believe there is a driving interest in limiting members to the “three four-year terms” provision of the Code, given the early stages of development of the Company post-bankruptcy and the formation of the Supervisory Board. To the contrary, the Supervisory Board believes that a depth of history and knowledge of the Company, which can be developed through long term service, currently is key to an effective oversight of the Company. The Supervisory Board intends to revisit the provisions in its governing documents on a continuous basis and may determine that limitations of the number of terms for Supervisory Board members is appropriate. Notwithstanding any such determinations, under the nomination rights described above, as long as certain shareholders maintain their share ownership at required levels, they will be able to nominate individuals of their choosing; the result of which may be for individuals nominated by them to serve for longer than any Supervisory Board determined terms.

III.7.1/III.7.2

Members of the Supervisory Board have been granted restricted stock units as a portion of their annual remuneration. The restricted stock units entitle the recipient to an equal number of the Company’s shares after certain time-based vesting requirements have been met. This is a deviation from the Code, which states that supervisory board members shall not be granted shares and/or rights to shares by remuneration.

The remuneration of the Supervisory Board was recommended by the Supervisory Board and approved by shareholders at a meeting held in August 2010, and consists of both cash and shares. The Supervisory Board believes that granting rights to acquire shares of the Company aligns the Supervisory Board members’ interests with those of shareholders, thereby increasing the incentive to make decisions that create long-term value for the Company.

The Company does not have specific policies with respect to holding periods of equity by members of its Supervisory Board. The restricted stock units vest on June 30 of the year in which the director’s term expires. As a result, the currently outstanding restricted stock units vest between one to three years, depending on the director’s term. Future grants will similarly be tied to the directors’ current terms of office. The Supervisory Board is of the opinion that tying the vesting period to the members’ term effectively places a holding period on the members’ interests as a shareholder, as he will not vest in those shares until he has served a full term.

ELECTION OF DIRECTORS

As described in this proxy statement, the Supervisory Board has set the number of its members at thirteen and, as a result, there are five vacancies to be filled. Our Supervisory Board is classified into three classes, each of which should represent approximately one-third of the total Supervisory Board. The Supervisory Board is proposing the re-election of Messrs. Carroll and van der Meer, whose terms are expiring, as Class I directors and is also proposing the election of one new Class I director, two new Class II directors, and one new Class III director.

We have provided information regarding the nationality, age, term of office on our Supervisory Board and experience within the last five years of each of the nominees for director as well as our directors who are not up for re-election. We also have included the qualifications we considered when inviting each individual to join our Supervisory Board or in nominating such individual for re-election. Required information relating to the share ownership of our Supervisory Directors and nominees may be found in the Director Compensation Table, above, and under the “Director, Director Nominee and Management Share Ownership” section on page 26.

Under our Articles of Association, binding nominations of individuals for appointment to the Supervisory Board must consist of two persons for each vacancy. For each vacancy, the candidate receiving the greatest number of “FOR” votes will be elected.

ELECTION OR RE-ELECTION OF CLASS I DIRECTORS
(Item 1 on the Proxy Card)

The first proposal on the agenda is the election of three individuals to serve until the annual general meeting of shareholders in 2014 or until their respective successors have been duly elected and qualified.

The current terms of Milton Carroll and Rudy van der Meer will expire at the Annual Meeting on May 5, 2011. Messrs. Carroll and van der Meer are eligible for re-election, and the Supervisory Board has made binding proposals to re-elect them as Class I directors. The Supervisory Board also has made a binding proposal to elect [     ] as a Class I director.

First Vacancy	Qualifications

Milton Carroll, American, 60.

Member of LyondellBasell Supervisory Board since July 2010.

Chairman of CenterPoint Energy, a public utility holding company, since 2002.

Chairman of Instrument Products, a private oil-tool manufacturing company, since 1977.

Director of Halliburton, an oilfield services company, since 2006.

Director of Health Care Service Corporation, a health benefits company, since 1998.

Director of Western Gas Holdings, the general partner of Western Gas Partners, an owner, operator and developer of midstream energy assets, since 2008.

Previously served as:

Director of Devon Energy, an oil and gas exploration and production company.

Director of EGL, Inc., a global logistics and supply chain management company.	Mr. Carroll has extensive knowledge of the oil and natural gas industries, corporate management, international operations, public company governance and board practices, among other skills, which strengthen the Supervisory Board’s collective qualifications, skills and experience.

Rudy van der Meer is nominated as the legally required second candidate.

Second Vacancy	Qualifications

Rudy van der Meer, Dutch, 66.

Member of LyondellBasell Supervisory Board since July 2010.

Chairman of Imtech N.V., an electrical engineering technical service provider, since 2005.

Chairman of Energie Beheer Nederland B.V., a Dutch state owned natural gas exploration, production transportation and sale company, since 2006.

Director of James Hardie Industries, an industrial fibre cement products and systems manufacturer, since 2007.

Chairman of Gazelle Holding B.V., a bicycle manufacturing company.

Previously served as:

Supervisory Director of ING Bank Nederland N.V. and ING Verzekeringen (Insurance) Nederland, retail banking and insurance subsdiriaries, respectively, of ING Groep N.V.

Supervisory Director of Hagemeyer N.V., a distribution services focusing on electrical materials, safety and other maintenance, repair and operations products.

Chairman of Norit International B.V., a global water purification technology and applications company.	Mr. van der Meer has extensive knowledge of global businesses, Dutch companies, and the chemicals industry, among other skills, which strengthen the Supervisory Board’s collective qualifications, skills and experience.

Milton Carroll is nominated as the legally required second candidate.

Third Vacancy

[ ]

[ ]	[ ]
[ ] is nominated as the legally required second candidate.

The Supervisory Board recommends shareholders vote FOR the election of each of the first named candidates as Class I directors.

ELECTION OF CLASS II DIRECTORS
(Item 2 on the Proxy Card)

The second proposal on the agenda is the election of two Class II directors to serve until the annual general meeting of shareholders in 2012 or until their successors have been duly elected and qualified. The Supervisory Board has made binding proposals to elect [     ] and [     ] as Class II directors.

First Vacancy	Qualifications

[ ]

[ ]	[ ]
[ ] is nominated as the legally required second candidate.

Second Vacancy

[ ]

[ ]	[ ]
[ ] is nominated as the legally required second candidate.

The Supervisory Board recommends shareholders vote FOR the election of the candidates first named as Class II directors.

ELECTION OF CLASS III DIRECTOR
(Item 3 on the Proxy Card)

The third proposal on the agenda is the election of one Class III director to serve until the annual general meeting of shareholders in 2013 or until his successor has been duly elected and qualified. The Supervisory Board has made a binding proposal to elect [     ] as a Class III director.

Qualifications

[Nominee to come]

[ ]	[ ]
[ ] is nominated as the legally required second candidate.

Information with respect to the Supervisory Directors whose terms do not expire this year and who are not up for re-election is as follows:

Director	Qualifications

Stephen F. Cooper, American, 64 Class II Supervisory Director since July 2010

Advisor at Zolfo Cooper, a leading financial advisory and interim management firm, of which he is co-founder and former chairman, since
1982.

Managing Partner of Cooper Investment Partners, a private equity firm specializing in underperforming companies.

Previously served as:

Vice Chairman and Chairman of the Restructuring Committee of
LyondellBasell Industries AF S.C.A., the Company’s predecessor.

Vice Chairman and member of the office of Chief Executive Officer of
Metro-Goldwyn-Mayer, a privately held motion picture and theatrical production and distribution company.

Chief Executive Officer of Hawaiian Telcom, a provider of phone, internet and wireless communication services to Hawaii.

Executive Chariman of Blue Bird Corporation, a manufacturer of school and transit buses and motor coaches.

Chairman of the Board of Collins & Aikman, which designed, engineered and manufactures automotive components, systems and modules.

Chief Executive Officer of Krispy Kreme Doughnuts, a branded retailer and wholesaler of doughnuts and packaged sweets.

Chief Executive Officer and Chief Restructuring Officer of Enron
Corporation.
Mr. Cooper has more than thirty years of experience as a financial advisor and interim executive and advisor to companies facing operational and performance issues. We believe his substantial and expansive experience in various industries provides him with significant experience in all aspects of supervising management of large, complex companies.

Director	Qualifications

Joshua J. Harris, American, 46 Class III Supervisory Director since April 2010

Senior Managing Director of Apollo Global Management, LLC, a global alternative asset manager and Managing Partner of Apollo Management,
L.P. which he co-founded in 1990.

Director of the general partner of AP Alternative Assets, Apollo Global
Management, LLC, Berry Plastics Group Inc., manufacturer of
injection-molded plastic packaging, thermoformed products, flexible films and tapes and coatings, CEVA Group plc, a global logistics and transportation company and Momentive Performance Materials Holdings
LLC, a producer of silicones and silicone derivatives.

Previously served as a director of:

Hexion Specialty Chemicals, Inc., a specialty chemicals and materials company (acquired by Momentive Performance in 2010).

Verso Paper, a producer of coated paper and specialty paper products.

Metals USA Holdings Corp., a provider of processed carbon steel, stainless steel, aluminum, red metals and manufactured metal components.

Nalco Company, a sustainability services company focused on industrial water, energy and air applications.

Pacer International, a freight transportation and third-party logistics services provider.

General Nutrition Centers, a specialty retailer of health and wellness products worldwide.

Furniture Brands International, Inc., a designer, manufacturer, and retailer of home furnishings.

Compass Minerals Group, Inc., a producer and marketer of inorganic mineral products.

Alliance Imaging, Inc., a provider of outpatient diagnostic imaging services.

NRT LLC, a provider residential real estate brokerage services.

Covalence Specialty Materials Corp., a manufacturer of plastic film products and producer of specialty adhesives and flexible packaging products.

United Agri Products Inc., a distributer agricultural inputs and noncrop products.

Quality Distribution, Inc., transporter of bulk chemicals in North
America.

Whitmire Distribution Corporation, a pharmaceutical distributor.

Noranda Aluminum Holding Corporation, a producer of primary
aluminum products and rolled aluminum coils.
Mr. Harris has significant experience in financing, analyzing, investing in and managing investments in public and private companies. Mr. Harris has substantial expertise in strategic and financial matters that inform his contributions to our supervisory board and enhance his oversight and direction of us. Mr. Harris’ service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director and augments his knowledge of effective corporate governance.

Director	Qualifications

Scott M. Kleinman, American, 38 Class III Supervisory Director since April 2010

Partner of Apollo Management, LP, a global alternative asset manager, where he has worked since 1996.

Chairman of Verso Paper, a producer of coated paper
and specialty paper products, since 2006.

Director of Noranda Aluminum Holding, a producer of aluminum products, since 2007.

Director of Realogy Corporation, a provider of residential real estate and relocation services, since 2007.

Director of Momentive Performance Materials, a producer of silicones and silicone derivatives, since 2006.

Previously served as:

Director of Hexion Specialty Chemicals, a specialty chemicals and materials company, since 2004 (acquired by Momentive Performance in
2010).	Mr. Kleinman has significant experience in financing, analyzing, investing in and managing investments in public and private companies. Mr. Kleinman gained substantial expertise in strategic and financial matters that inform his contributions to our supervisory board and enhance his oversight and direction of us through his involvement in Apollo’s diligence team that managed Apollo’s investments in us during our reorganization proceedings, which provided him with a unique knowledge of our organization. Mr. Kleinman’s service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director and augments his knowledge of effective corporate governance.

Jeffery S. Serota, American, 45 Class II Supervisory Director since April 2010

Senior Partner in the Private Equity Group of Ares Management LCC, a
global alternative asset manager, since 1997.

Director of Exco Resources, a natural gas and oil company since 2007.

Director of SandRidge Energy, Inc., an oil and gas exploration and production company since 2007.

Director of WCA Waste Corporation, a full service non-hazardous waste
company since 2006.	Mr. Serota has extensive experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including in the oil and natural gas exploration and production industries. Mr. Serota’s background and experience provide him with extensive investment, capital markets and strategic experience.

Director	Qualifications

Marvin O. Schlanger, American, 62 Chairman of the Board since June 2010. Class II Supervisory Director since April 2010

Principal of Cherry Hill Chemical Investments, LLC, a firm that provides management services and capital to the chemical industry, since 1998.

Chairman of CEVA Group Plc, a global supply chain management company, since 2009.

Director of Momentive Performance Materials Holdings, a specialty chemicals and materials company, since 2010.

Director of UGI Corporation, a distributer and marketer of energy products and services, and its subsidiaries, UGI Utilities Inc. and
Amerigas Propane, Inc., since 1998.

Consultant to Apollo Management LLP.

Previously served as:

Vice Chairman of Hexion Specialty Chemicals, a specialty chemicals and materials company (acquired by Momentive Performance in 2010).

Chairman and Chief Executive Officer of Resolution Performance
Products, a manufacturer of specialty and intermediate chemicals and
Resolution Specialty Materials LLC, which, together with Borden
Chemical, formed Hexion Specialty Chemicals in 2005.

Chairman of Covalence Specialty Materials Corp., which was merged into Berry Plastics in 2007.

Director of Wellman, Inc., a manufacturer and marketer of PET
packaging resins.	Mr. Schlanger has significant senior management experience as Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of Arco Chemical Company, a large public chemical company, as well as experience serving as chairman, director and committee member of the boards of directors of large public and private international companies, including his experience representing a major private equity firm’s shareholder interest.

Bruce A. Smith, American, 67 Class III Supervisory Director since July 2010

Chairman of Tesoro Corporation, manufacturer and marketer of petroleum products, from 1996 to 2010. President and Chief Executive
Officer of Tesoro from 1995 — 2010.

Director of GEVO, Inc., a renewable chemicals and advanced biofuels company, since 2010.

Previously served as:

Director of Noble Energy, an independent energy company.	Mr. Smith has extensive senior leadership experience in the refining and marketing industry, substantial management background in publicly traded companies and previous experience serving as a director and chairman of the audit and compensation committees of publicly traded companies.

DIRECTOR, DIRECTOR NOMINEE AND MANAGEMENT SHARE OWNERSHIP

Under SEC rules, we are required to include, in tabular format, information relating to the beneficial ownership of our shares by each (i) director, (ii) director nominee, and (iii) executive officer named in the Summary Compensation Table on page 45 as of March 7, 2011. We also are required to include information with respect to all of these individuals, and all other executive officers, as a group.

Beneficial ownership of shares generally means voting or investment power over the shares, as well as shares that the individual has the right to acquire within 60 days. Our directors and executive officers, other than Mr. Gallogly, have all been granted restricted stock units under our long term incentive program. The restricted stock units granted to directors in 2010 vest on June 30 in the year that their term of office expires, which is 2011 for Class I directors (Messrs. Carroll and van der Meer), 2012 for Class II directors (Messrs. Cooper, Schlanger and Serota) and 2013 for Class III directors (Messrs. Harris, Kleinman and Smith). Because these units do not vest within 60 days, the shares underlying the units are not yet deemed “beneficially owned,” and are not included in the table. Additionally, as noted under “Supervisory Board of Directors — Compensation of Members of the Supervisory Board,” each of Messrs. Harris, Kleinman and Serota hold their securities as a nominee for the benefit of affiliates of the entities that selected them for nomination to our Supervisory Board. As a result, they each disclaim all beneficial ownership in the restricted stock units.

Our executive officers’ restricted stock units vest in 2015, and therefore the shares underlying those units are similarly not considered to be beneficially owned. Mr. Gallogly was granted restricted shares in April 2010. These shares vest in full in 2014, and are therefore not deemed to be beneficially owned for SEC disclosure purposes.

Our executive officers, including Mr. Gallogly, have been granted stock options to purchase our shares. Mr. Gallogly’s stock options vest in five equal, annual increments beginning on May 14, 2010. Our other executive officers’ stock options grant in three equal, annual increments beginning on the second anniversary of the dates of grant, which occurred in 2010; as a result, executive officers other than Mr. Gallogly do not have the right to acquire the shares underlying the options within 60 days.

Our directors, director nominees and executive officers, both individually and in the aggregate, beneficially own less than 1% of our outstanding shares as of March 7, 2011.

Share Ownership Table

		Common Shares
	Common	Covered by
Name	Shares Owned	Exercisable Options

[Nominee]	0	0
[Nominee]	0	0
Robin Buchanan	0	0
Milton Carroll	0	0
Stephen F. Cooper	0	0
[Nominee]	0	0
Joshua J. Harris(1)	0	0
Scott M. Kleinman(2)	0	0
Marvin O. Schlanger	0	0
Jeffrey S. Serota(3)	0	0
Bruce A. Smith	0	0
Rudy M.J. van der Meer	0	0
James L. Gallogly	0	1,127,804 (4)
C. Kent Potter	0	0
Craig Glidden	0	0

		Common Shares
	Common	Covered by
Name	Shares Owned	Exercisable Options

Kevin Brown	0	0
Bhavesh V. (Bob) Patel	0	0
All directors, nominees and executive officers as a group (26 persons)	3,007	1,127,804

(1)	Mr. Harris is associated with Apollo Management, a more than 5% beneficial owner of our shares. Mr. Harris disclaims beneficial ownership of ordinary shares owned by Apollo and any other shareholder, except to the extent of any pecuniary interest therein.

(2)	Mr. Kleinman also is associated with Apollo, a more than 5% beneficial owner of our shares. Mr. Kleinman disclaims beneficial ownership of ordinary shares owned by Apollo and any other shareholder, except to the extent of any pecuniary interest therein.

(3)	Mr. Serota is a Senior Partner in the Private Equity Group of Ares Management. Mr. Serota disclaims beneficial ownership of ordinary shares owned by the Ares Recordholders (defined below) and any other shareholder, except to the extent of any pecuniary interest therein.

(4)	Includes 1,127,804 vested options to purchase shares. The options have an exercise price of $17.61 and expire April 30, 2017. Mr. Gallogly will vest in an additional 1,127,804 options on May 14, 2011.

PERSONS OWNING MORE THAN 5% OF LYONDELLBASELL SHARES

The table below shows information for shareholders known to us to beneficially own more than 5% of our common shares, based on their filings with the SEC through March 7, 2011.

	Shares Beneficially Owned
Name and Address	Number	Percentage(1)

Apollo Management Holdings, L.P.(2)	164,898,365	29%
9 West 57th Street New York, NY 10019
Certain affiliates of Access Industries, LLC(3)	90,443,366	16%
730 Fifth Ave., 20th Floor New York, NY 10019
Bank of America Corporation	37,699,995	7%
Bank of America Center 100 N. Tryon Street Charlotte, NC 28255
Certain affiliates of Ares Management LLC(4)	36,202,005	6%
2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067
FMR LCC	35,530,161	6%
82 Devonshire Street Boston, MA 02109

(1)	All percentages are based on 567,791,511 shares outstanding as of March 7, 2011.

(2)	Apollo Management Holdings, L.P. is the general partner or manager of various Apollo investment managers that, through various affiliated investment managers, manage four of the Apollo investments funds that hold our shares. Apollo Principal Holdings II, L.P. is the general partner or manager of various Apollo investment advisors that, indirectly through various affiliated investment advisors, provide investment advisor services to various Apollo investment funds, including one of the Apollo investment funds that hold our shares. Apollo Principal Holdings III, L.P. is the general partner or manager of various Apollo investment advisors that, indirectly through various affiliated investment advisors, provide investment advisor services to various Apollo investment funds, including one of the Apollo investment funds that hold our shares. Apollo Management Holdings GP, LLC is the general partner of Apollo Management Holdings, L.P., Apollo Principal Holdings II GP, LLC is the general partner of Apollo Principal Holdings II, L.P. and Apollo Principal Holdings III GP Ltd. is the general partner of Apollo Principal Holdings III, L.P. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Apollo Management Holdings GP, LLC and of Apollo Principal Holdings II GP, LLC. Each of Apollo Management Holdings GP, LLC, Apollo Management Holdings, L.P. and its affiliated investment managers, Apollo Principal Holdings II GP, LLC, Apollo Principal Holdings II, L.P. and its affiliated investment advisors, Apollo Principal Holdings III GP Ltd., Apollo Principal Holdings III, L.P. and its affiliated investment advisors, and Messrs. Black, Harris and Rowan disclaims beneficial ownership of any ordinary shares that may be held or acquired by any of the Apollo investment funds, except to the extent of any pecuniary interest therein.

(3)	Access Industries is a privately-held U.S. industrial group with holdings primarily in natural resources and chemicals, media and telecommunications and real estate, which controls directly or indirectly AI International Chemicals S.à r.l. and certain other entities that became recordholders of our outstanding ordinary shares on or after the Emergence Date (collectively, the “Access Recordholders”). Len Blavatnik, an individual whose principal occupation is Chairman of Access Industries, may be deemed to beneficially own the shares held by one or more of the Access Recordholders. Access Industries and each of its affiliated entities and the officers, partners, members and managers thereof (including, without limitation, Mr. Blavatnik), other than the Access Recordholders, disclaim beneficial ownership of any ordinary shares owned by the Access Recordholders, except to the extent of any pecuniary interest therein.

(4)	Ares Management is a private investment management firm that indirectly controls ACOF III and manages certain other investment vehicles that became recordholders of our outstanding ordinary shares upon the Emergence Date (together with ACOF III, the “Ares Recordholders”). Ares Management and each of its affiliated entities and the officers, partners, members and managers thereof, other than the Ares Recordholders (with respect to the shares held directly by ACOF III and the other Ares Recordholders respectively), expressly disclaim beneficial ownership, and any pecuniary interest therein, of any ordinary shares owned by the Ares Recordholders. The shares listed include warrants to purchase 658,412 shares at an exercise price of $15.90, which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Supervisory Directors, executive officers and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file.

To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the year ended December 31, 2010, our Supervisory Directors, executive officers and 10% shareholders complied with all Section 16(a) requirements applicable to them except that Apollo was late in filing a Form 4 to reflect the automatic conversion of our class B shares to class A shares due to an administrative error.

EXECUTIVE OFFICERS

Name and Age*	Significant Experience in Last Five Years

James L. Gallogly, 58

• Chairman of the Management Board since April 30, 2010 and Chief Executive Officer since May 2009.
• Executive Vice President of Exploration and Production for ConocoPhillips from 2008 to 2009.
• Executive Vice President of Refining, Marketing and Transportation for ConocoPhillips from 2006 to 2008.
• Director of Chevron Phillips Chemical Company from 2000 to 2006.
• President and Chief Executive Officer of Chevron Phillips Chemical Company LLC from 2000 to 2006.

Craig B. Glidden, 53

• Executive Vice President and Chief Legal Officer since August 2009.
• Senior Vice President, Legal and Public Affairs, General Counsel and Corporate Secretary of Chevron Phillips Chemical Company from 2004 to 2009.

C. Kent Potter, 64

• Executive Vice President and Chief Financial Officer since August 2009.
• Director of LyondellBasell AF S.C.A., the Company’s predecessor, from 2007 to 2009.
• Director of Basell AF S.C.A. from 2005 to 2007.
• Chief Financial Officer of TNK-BP from 2003 to 2005.

Kevin W. Brown, 53

• Senior Vice President, Refining & Oxyfuels since October 2009. • Director of Sinclair Oil from 2006 to 2009. • Executive Vice President , Operations of Sinclair Oil from 2004 to 2009.
Massimo Covezzi, 53

• Senior Vice President, Research and Development since 2008. • Head of Research and Development from 2005 to 2008.
Bhavesh V. (“Bob”) Patel, 44

• Senior Vice President, Olefins and Polyolefins — EAI since November 2010, with additional responsibility for the Company’s Technology business since that time.
• Senior Vice President, Olefins and Polyolefins — Americas from March 2010 — November 2010.
• General Manager, Olefins and NGLs of Chevron Phillips Chemical Company from 2009 to 2010.
• General Manager, Asia Pacific Region — Singapore of Chevron Phillips Chemical Company from 2008 to 2009.
• Business Manager, Olefins of Chevron Phillips Chemical Company from 2005 to 2008.

Patrick D. Quarles, 43

• Senior Vice President, Intermediates & Derivatives since January 2010. • Divisional Vice President of Performance Chemicals from 2004 to 2009.
Paramijit Singh, 50

• Senior Vice President, Manufacturing — EAI since January 2009. • Senior Vice President, Technology Services from 2005 to 2008.

Name and Age*	Significant Experience in Last Five Years

Karen M. Swindler, 45

• Senior Vice President, Manufacturing — Americas since November 2009.
• Director of Performance Improvement from July 2009 to November 2009.
• Divisional Vice President of North America Polymers Manufacturing from 2008 to 2009.
• Between 2003 and 2007, Ms. Swindler served as Vice President of Health, Safety and Environmental and Divisional Vice President of Manufacturing Northern Region.

Sergey Vasnetsov, 47

• Senior Vice President, Strategic Planning & Transactions since August 2010. • Managing Director of Equity Research at Barclay’s Capital from 1999 to 2010.
Paul Davies, 48

• Vice President and Chief Human Resource Officer since June 2010.
• Independent human resources consultant from 2008 to 2010.
• Vice President, Human Resources at Wyeth Pharmaceuticals from 1996 to 2008.

Wendy M. Johnson, 52

• Vice President and Chief Accounting Officer since July 2010. • Vice President and Assistant Controller from 2008 to 2010. • Director, Global Manufacturing and Accounting from 2004 to 2008.
Samuel L. Smolik, 57

• Vice President, Health, Safety and Environmental since November 2009. • Vice President, Downstream Health, Safety and Environmental of Royal Dutch Shell from 2004 to 2009.
Francesco Svelto, 50

• Vice President and Treasurer since January 2010.
• Interim Vice President from 2009 to 2010.
• Divisional Vice President — Business Finance, Polymers for 2008.
• Treasurer of Basell AF S.C.A. from 2003 to 2007.

*	As of March 7, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following Compensation Discussion and Analysis, or CD&A, describes how we made compensation decisions for our executive officers that are named in the Summary Compensation Table on page 45 of this Proxy Statement. These officers include James L. Gallogly, C. Kent Potter, Craig B. Glidden, Kevin W. Brown and Bhavesh V. (“Bob”) Patel. We refer to them collectively as the “named executive officers,” or “named executives,” throughout this Proxy Statement.

Executive Summary

We began 2010 under the protection of chapter 11 of the U.S. bankruptcy laws. The Company is the successor to the entity that filed for bankruptcy protection in January 2009 after the combination of Lyondell Chemical Company and Basell in December 2007, and as a result of the subsequent economic recession and shutdown of the credit markets.

Our Compensation Committee was formed in August 2010. Prior to that time, the compensation of our executive officers was determined by the Remuneration Committee of LyondellBasell Industries AF S.C.A., our predecessor, and approved in many cases by the bankruptcy court in the bankruptcy proceedings under chapter 11. References to the Compensation Committee in this CD&A are to our current Compensation Committee, or the Remuneration Committee of our predecessor, as appropriate, unless specifically noted otherwise.

Significant items of note concerning the 2010 compensation for our named executive officers include:

•	Compensation consisting of base salaries; short-term incentive awards based on Company and individual performance; medium-term incentive awards earned over a three year performance period ending December 31, 2012 based on Company performance; and long-term incentive awards in the form of stock options and restricted stock units (and restricted shares, in the case of Mr. Gallogly);

•	Long-term, equity based incentive awards granted April 2010, after approval by the bankruptcy court, due to our successful emergence from bankruptcy proceedings; and

•	Achievement of approximately 146% of consolidated Company performance metrics, which account for 50% of the named executives’ target bonus payment based on our superior performance during 2010, including

•	Substantial improvement over prior year period in safety and environmental performance, with employees’ full-year 2010 recordable incidence rate down 41% as compared to 2009;

•	Approximately $200 million of “one-time” fixed cash costs reductions in 2009 were replaced with permanent reductions in 2010; and

•	EBITDA in 2010 of $4 billion, representing strong performance by the Company and an 80% increase over 2009.

Additionally, the Company achieved a total shareholder return from the date its shares were issued in April 2010 until year end 2010 of approximately 57%.

As discussed throughout this CD&A, each of our named executive officers was hired during our bankruptcy proceedings. In certain cases, these hirings were very early in the bankruptcy proceedings. As a result, there were significant uncertainties involved in our named executive officers joining the Company, including but not limited to the timing and likelihood of our emergence from bankruptcy proceedings and the bankruptcy court’s actual approval of negotiated compensation terms. Additionally, we recruited each of our named executives based on their knowledge, skills and experience, as evidenced by the positions they held and which they left to work for us. Many of our compensation decisions were based on the difficulty in recruiting these individuals away from successful, secure companies where our named executive officers had successful careers and opportunities for advancement.

Compensation Philosophy

We believe that we should pay for performance and align our executives’ interests with those of our shareholders. To this end, our compensation program for our named executives has been designed to achieve the following objectives:

•	support a high performing culture that attracts and retains highly qualified executive talent;

•	tie annual incentives to the achievement of Company and individual performance objectives; and

•	align executives’ incentives with the creation of shareholder value through both medium and long term incentive plans.

Administration of Compensation Programs

Our current Compensation Committee met twice in 2010, and will meet several times each year in future years to perform its responsibilities as delegated by the Supervisory Board and set forth in the Compensation Committee’s charter. These responsibilities include evaluating and approving the Company’s compensation philosophy, policies, plans and programs for our named executive officers.

In the performance of its duties, the Compensation Committee reviews the total compensation, including the base salary, target bonus award opportunities, incentive award opportunities and other benefits, including potential severance payments for each of our named executive officers. In the first quarter of 2011, the Compensation Committee met to determine salary increases, if any, for the named executive officers; verified the results of the Company’s performance for annual incentive calculations; reviewed the individual annual incentive targets for 2011 for each of the named executive officers; and made decisions on granting other incentive awards.

The Compensation Committee has several resources it utilizes in its analysis of the appropriate compensation for the named executive officers. Late in 2010, the Compensation Committee hired an independent consultant to provide advice relating to market and general compensation trends. The Compensation Committee intends to use the services of its independent consultant for data gathering and analyses, and for use in its discussions of and decisions on the named executive officers’ compensation. The Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent consultant in 2010. The Company’s engagement with Cook & Co. includes meeting preparation and attendance, advice, best practice information, as well as competitive data. In addition to services related to executive compensation, the Nominating & Governance Committee of the Supervisory Board intends to use the consultant for information and advice related to director compensation. Cook & Co. has no other business relationships with the Company.

To ensure the independence of any compensation consultants utilized by the Compensation Committee for executive compensation matters, it is the Company’s policy that no compensation consultant engaged by the Compensation Committee to assist in determining or recommending the compensation of executive officers may be engaged by management of the Company to provide any other services unless first approved by the Compensation Committee.

Mr. Gallogly plays an important part in determining executive compensation, as he assesses the performance of the named executive officers reporting to him and reports these assessments with recommendations to the Compensation Committee.

To facilitate the Compensation Committee’s review of our executive compensation program, our human resources department provides the Compensation Committee with:

•	data from compensation survey databases and other historical data that it believes will be useful in reviewing the compensation of the named executive officers;

•	historical breakdowns of the total direct compensation component amounts approved by the Compensation Committee and previous Remuneration Committee for our officers;

•	recommendations for performance targets under our incentive plans;

•	recommendations of Mr. Gallogly, as Chief Executive Officer and the sole member of our Management Board, for the prospective total direct compensation component amounts and the methodology for calculating the amounts for the named executive officers that report to him; and

•	such additional information as the Compensation Committee may request.

Overview of Executive Compensation Program

Each of the named executive officers joined the Company during its bankruptcy proceedings and entered into employment agreements with the Company at that time. The employment agreements contain compensation packages designed to attract the named executives in light of the risks to them involved in joining us during our turnaround period. The Company underwent tremendous turnover of personnel, including executive officers, during 2007 and through 2009, and as a result, stability of the Company’s leadership team became a priority. As a result, in addition to the need to attract these individuals, retention was a significant factor in designing the total compensation provided for in their agreements.

Generally, our programs are designed to increase the proportion of “at-risk” pay as a percentage of total compensation as an executive’s responsibilities increase. This is based upon the belief that our senior executives have more opportunity to affect the performance of the Company and that executives’ performance will be enhanced by ensuring that a significant portion of their potential compensation is tied to the performance of the Company.

Salary Structure

For our named executives, base salary increases with responsibility, but at a lesser rate than increases in target incentive compensation percentages. This results in an increased percentage of “at-risk” compensation as the named executive’s responsibility is increased.

Benchmarking

In order to establish the initial compensation packages for our named executive officers and formulate our incentive plans described below, the Remuneration Committee of LyondellBasell AF considered data from the Towers Perrin 2008 Executive Compensation Database, which collects data from hundreds of companies for a given year across industries and revenue sizes (the “Towers Perrin Database”). Single regression analysis of the Towers Perrin Database established the market levels of compensation for each of the named executive officer’s position based on the revenue size of the individual’s responsibilities within the organization. The identity of the component companies that comprised the sub-set used in the single regression analyses was not made available to us. Our human resources department’s recommendations to the Remuneration Committee were designed to position each element of each named executive officer’s total direct compensation at approximately the 50th percentile in relation to similar compensation paid to the executive’s peers.

In setting compensation levels in the future, the Compensation Committee plans to use compensation surveys that include, but are not limited to, large chemical and energy companies. The purpose of benchmarking is to ensure that we are able to offer competitive packages in order to retain our executives. We believe that a cumulative target for the total of base salary and all incentive compensation at or near the 50th percentile for similar positions is appropriate, allowing for adjustment upon consideration of experience, individual performance and other factors.

Additionally, there is a group of companies whose performance we review to assist in making subjective considerations related to the achievement of our goals under our incentive programs. These companies’ results are reviewed to benchmark our performance against the industry in which we operate. These companies include:

Chemical Companies (Weighted 80%)	Energy & Refining Companies (Weighted 20%)

BASF
Dow Chemical
Huntsman Corp.
Celanese Corp.
Eastman Chemical Corp.
Westlake Corp.
ExxonMobil Chemical U.S. Segment
Shell Chemical Segment
ExxonMobil Chemical non-U.S. Segment
Ineos
Chevron Phillips Chemical Company
Borealis
Nova	Valero Energy Corp.
Sunoco
Tesoro Corp.
Western Refining Inc.
Holly Corp.
ALON USA Energy Inc.
Frontier Oil Corp.
Delek US Holdings Inc.
ConocoPhillips Refining Segment
ExxonMobil Refining Segment
Shell Refining Segment
Chevron Refining Segment

Internal Pay Equity

We believe our salary structure provides a framework for equitable compensation between executives. As a general matter, jobs having greater duties and responsibilities will have higher incentive compensation targets. However, each executive’s compensation package as a whole is analyzed to ensure appropriate compensation given the market for analogous positions within the marketplace and the mix of components of compensation is taken into account. Taken as a whole, our compensation program for executives is designed so that individuals’ incentive target levels rise as their salary level increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. The result is that each executive’s actual total compensation as a multiple of the total compensation of his subordinates will increase in periods of above-target performance and decrease in times of below-target performance.

Developing Performance Measures

We use Company financial and other performance criteria, including safety metrics, as well as individual performance criteria in determining payouts under incentive compensation awards. We attempt to develop performance measures that assess the performance of the Company relative to other companies in addition to absolute performance measures. This is based on our belief that absolute performance can be affected positively or negatively by industry-wide factors over which our executives have no control, such as the cyclicality of feedstock costs and the global economy. We also attempt to isolate the underlying performance necessary to enable achievement of performance criteria considering our unique circumstances within the industry.

For purposes of awards under our incentive programs, we have set performance metrics so as to require high performance in order to receive target incentive compensation levels, and have selected multiple metrics to promote the well-rounded executive performance necessary to enable the Company to achieve long-term success.

Although our incentive programs use performance metrics, we have no threshold measures such that payouts are guaranteed assuming the attainment of specified targets. We use numerical targets as one of the components to determine whether payouts are warranted under each of the metrics; however, the discretionary nature of our programs means that the achievement (or non-achievement) of such targets is only the starting point in the Committee’s determination of payouts for that metric. This is because we believe that judging performance based on an analysis of all relevant considerations provides a more meaningful determination of actual performance than using bright line performance targets. To this end, the Compensation Committee retains discretion to consider other factors in addition to the stated performance metrics to determine relative performance.

Elements of our Executive Compensation Program

Our executive compensation program generally consists of four principal components:

•	base salary;

•	annual cash incentive compensation;

•	medium-term incentive compensation; and

•	long-term equity-based incentive compensation.

We have chosen to pay each of these elements because we believe they best serve to advance our compensation objectives, as discussed in more detail below.

Base Salary

We pay base salaries to our named executives to provide them with sufficient, regularly paid income for performing day-to-day responsibilities. As executives assume more responsibilities within the Company, a smaller percentage of their total compensation will be from base salary. By providing a competitive base salary, we serve our compensation objectives of retaining and attracting employees and motivating employees by rewarding individual performance and tenure with base salary increases.

In 2010, each of our named executive officers other than Messrs. Gallogly and Patel received merit increases, effective May 1, 2010. Mr. Gallogly did not receive an increase in 2010, as he requested that his salary be frozen for this period. Mr. Patel did not receive an increase, as his employment did not begin until March 2010. The increases in base salary for Messrs. Potter, Glidden and Brown were 4.2%, 6.2% and 6.2%, respectively. These increases were based on each of the individual’s performance ratings that had previously been determined under the Company’s 2009 Short-Term Incentive Plan. Although Mr. Patel did not receive a merit increase, his salary increased from $430,000 to $475,000 in November 2010 in connection with his change in position from Senior Vice President — O&P-Americas to Senior Vice President — O&P — EAI at that time.

Our named executive officers were being paid the following base salaries as of January 1, 2011:

Annual Base
Name	Salary

Mr. Gallogly	$1,500,000
Mr. Potter	$729,404
Mr. Glidden	$557,076
Mr. Brown	$428,814
Mr. Patel	$475,000

Annual Cash Incentive Compensation

We paid annual bonuses to our named executives under our 2010 Short-Term Incentive Plan, or the 2010 STI. Our named executives’ bonuses are targeted at a percentage of base salary and actual payouts under the STI can range from zero to 300% of target based on achievement of goals under the metrics, including personal performance. Mr. Gallogly’s employment agreement provides that his maximum bonus is 200% of his annual base salary. We tie actual payouts of our named executives’ bonuses to the achievement of Company financial and performance measures, and the performance of the components of the Company for which they have direct supervisory authority. These individuals have the highest level of decision making authority within our organization and, therefore, the most ability to influence the Company’s operational performance and results of operations. As a result, we believe it is appropriate to put a significant portion of their potential total compensation at risk based on whether the goals of the Company are achieved.

For 2010, bonus targets as a percentage of base salary for the named executive officers were:

	Target Bonus
Name	Percentage

Mr. Gallogly	100%
Mr. Potter	170%	(1)
Mr. Glidden	80%
Mr. Brown	75%
Mr. Patel	75%/80%	(2)

(1)	As described in this CD&A, pursuant to the terms of his compensation as approved by the bankruptcy court, Mr. Potter does not receive any grants under the Company’s medium and long term incentive plans. In lieu thereof, Mr. Potter has a higher target bonus percentage.

(2)	In connection with the change in Mr. Patel’s position from SVP — O&P Americas to SVP — O&P-EAI in November 2010, his target bonus as a percentage of salary increased to 80%.

Our business and financial results can be significantly impacted by economic factors outside the control of the Company and management. Mitigation of the impact of adverse conditions and the continuous improvement of our organization are expectations of our named executives. As a result, our 2010 STI includes a personal performance component that will affect the named executives’ incentive payments.

To support our strong pay-for-performance philosophy, the measures chosen for our named executive officers’ bonus calculations are those that we believe drive behaviors that increase value to our shareholders and are appropriately measured on an annual basis. In 2010, those measures primarily were based on (i) safety,

(ii) costs, and (iii) net income before interest, taxes, depreciation and amortization (“EBITDA”). Safety is the foremost goal within our Company, and tying compensation to the achievement of safe operations ensures the safety or our people and protection of our assets is one of our named executives’ primary concerns. Additionally, we believe that to compete effectively, we must maintain an appropriate cost structure and, therefore, have included a cost metric. Finally, EBITDA is an indication of our ability to generate competitive earnings. We believe the ability to grow our earnings is an important metric to our shareholders, and drives shareholder value. The specific measures for 2010 bonus purposes are discussed below.

The 2010 STI awards for our named executive officers are based on an overall Company scorecard as well as award units ratings. The Company scorecard includes the consolidated results of the Company, based on the achievement of the performance measures. Award units are assigned to operational or functional groups within the Company and are divided into three categories: business, manufacturing and service (including research and development). Award units and the performance criteria for each award unit are established at the beginning of each annual performance period. In 2010, we had 68 discrete award units within the Company. The award unit criteria for 2010 were designed based on the Company scorecard, modified to address specific budgets, targets and performance indicators related to the applicable award unit.

Mr. Gallogly’s STI award for 2010 performance was based 50% on the Company scorecard and 50% on a weighted average of all award unit ratings within the Company. The 2010 awards for the other named executive officers were based 50% on the Company scorecard and 50% on a weighted average rating of award units for which such executives were responsible, described below.

The following table shows the metrics for the Company’s 2010 scorecard, the weighting of each metric, considerations used in determining achievement, and the actual payouts for 2010:

Metric	Weight	Considerations	Payout

HSE Performance	12.5%	Based on Recordable Injury Rate and HSE Management, with a goal of 1.8 for recordable injuries.* The severity of injuries and benchmarks, process safety incidents, environmental performance and stewardship, and audit results were considered.	90%
Costs	12.5%	Based on cash fixed costs compared to budget, with a goal of $3.57 billion. Benchmarks and success in cost improvement initiatives were considered.	125%
Business Results	25%	Based on EBITDA, with a goal of $1.6 billion, with appropriate adjustments for unusual events compared to budget. The business environment and the Company’s performance relative to its peers were considered.	185%

*	Recordable injuries are measured by the total number of injuries needing medical attention or time off work for every million of hours worked.

The Compensation Committee reviewed the Company’s performance and made the considerations shown in the above table to determine the payouts as noted based on several factors. The Company’s safety performance, measured by recordable incidence rate for employees and contractors was 2.1, over its goal of 1.8. However, the Company’s employees’ full year incidence rate of 1.5 showed a 41% improvement over the prior year period. Additionally, process safety and environmental incidents were substantially improved over the prior year. As a result, the Compensation Committee determined that a 90% payout of the HSE Performance was appropriate. The Committee also considered the Company’s substantial cost improvement initiatives, including providing approximately $200 million of fixed-costs savings to replace certain one time savings that had been achieved in 2009. Based on reduction of fixed costs, particularly given the $1 billion in savings already achieved in the prior year, the Compensation Committee determined to pay out the cost metric at 125%. Finally, the Company’s business results in 2010 were outstanding, with over $4 billion in EBITDA, which was more than twice the Company’s budget for the year. After consideration of economic conditions and the performance of the industry as a whole, the Committee determined that a payout for business results at 185% was appropriate. The 185% was chosen because, notwithstanding the outstanding financial performance of the Company, the Committee acknowledged the benefit received by economic conditions generally. The Committee determined that based on the Company’s performance, and its differential performance as compared to others within the industry, less than the full 200% should be awarded.

In determining award unit performance, the Compensation Committee reviewed and approved management’s determinations of performance by the award units under their performance metrics. Each of the award units had a safety and cost metric. Functional groups, such as Finance and Legal, also had a customer service metric, while operational groups, such as Refining & Oxyfuels and O&P — Americas, had a business results metric. Based on the evaluation of the safety performance, cost controls, financial performance and customer satisfaction ratings of the award units, the Committee approved award unit payouts of between 98 and 162% for our named executive officers other than Mr. Gallogly. Mr. Gallogly’s award unit component is a weighted average of all award units within the Company, which equaled 133%.

In addition to the Company scorecard and award units, each of the named executive officer’s awards was dependent on his individual performance. Depending on the individual named executive’s personal performance, his ward may be adjusted down to zero and up to 1.5 times the calculated award. The Compensation Committee reviewed the personal performance of each of the named executive officers, taking into account the individual’s impact on the Company’s performance and success during the year. For all of the named executive officers other than Mr. Gallogly, the Committee also considered Mr. Gallogly’s recommendations of those officers’ performance. The Compensation Committee conducted its own evaluation of Mr. Gallogly’s performance in 2010 to determine his individual performance modifier. Based on this evaluation and the discussions of the named executives’ performance, the Committee approved multiples of between 1.2 and 1.5. These multiples reflect the Compensation Committee’s recognition of these individuals’ contributions to the Company’s strong operational performance and safety improvement in 2010.

Medium Term Cash Incentive Compensation

Under our 2010 Medium Term Incentive Plan, or 2010 MTI, we grant performance based incentive awards that provide for payouts based on the achievement of Company financial results after a three-year performance period. Target awards are based on a specified cash dollar amount, and can pay from 0 — 200% of target, depending on the Company’s achievement of the performance measures, as determined by the Compensation Committee. The plan provides that the awards may be settled in cash or shares, at the discretion of the Compensation Committee. The awards granted in 2010 will be settled in cash. We believe that these medium-term awards serve our compensation objectives by tying incentives to measurable corporate performance that, in turn, creates shareholder value. Further, medium-term incentives balance rewards for short-term and long-term results and help to drive accountability for results. Medium-term incentives also help to provide an attractive overall compensation package to further our objective of recruiting and retaining our executive talent.

In 2010, each of our named executive officers other than Mr. Potter was granted an MTI award. These awards are paid out in the first quarter of 2013 based on the Company’s achievement of the metrics shown in the table below over the period ending December 31, 2012, provided that the participant is employed on the date on which the Compensation Committee certifies the performance results, which is expected to occur in the first quarter of 2013. The 2010 MTI also provides for prorated payouts in the event of a change in control of the Company and in the event of the retirement, death or termination other than for cause of the individual. Mr. Potter was not included as a participant in the 2010 MTI, as he receives a higher target bonus percentage under the 2010 STI pursuant to his negotiated compensation terms as approved by the bankruptcy court. The table below shows the metrics, weighting of those metrics, and considerations in evaluating achievements for the 2010 MTI.

Metric	Weight	Considerations

Return on Assets	67%	Percentage change in return on assets, as measured by EBITDA/assets, between January 1, 2010 and December 31, 2012 for the Company compared to peer companies, considering relative change, market conditions and any special circumstances.
Costs	33%	Cost improvements over the performance period and improvement in the Company’s position in cost benchmarks, considering size of achievement, success in cost improvement initiatives, market conditions, and special circumstances applicable to the Company.

Long-Term Equity-Based Incentive Compensation

We have the ability to grant a variety of equity-based awards under our 2010 Long-Term Incentive Plan, or 2010 LTI, including restricted stock units, restricted stock, stock options and stock appreciation rights. The restricted stock and restricted stock units we granted in 2010 to our executives vest after five years. We believe the long-term vesting is an appropriate retention tool. Further, receipt of awards only after five years of service motivates our named executive officers to act in a manner that will increase shareholder value over time. Restricted stock units correspond to an equal number of our shares. At the end of the five-year vesting period for each grant, the Company will deliver an equal number of shares. Restricted stock units are entitled to dividend equivalents, which are paid out based on the number of shares underlying the units when and if the Company declares and pays dividends on its shares.

We also granted stock options to our named executive officers in 2010. Stock options for named executive officers other than Mr. Gallogly begin vesting two years after date of grant, and vest in equal annual installments over three years thereafter. We believe that time-vested awards encourage long-term value creation and executive retention because executives can realize value from such awards only if our share value increases and they remain employed by us at least until the awards vest. The terms of the stock options granted to Mr. Gallogly are described below.

Awards granted under the 2010 LTI, unless otherwise provided in an applicable award or employment agreement, have a “double-trigger” change in control provision pursuant to which they will vest in the event of a change in control of the Company followed within one year by constructive termination or involuntary termination without cause. Mr. Gallogly’s employment agreement has a “single-trigger” provision that provides for immediate vesting upon a change in control, regardless of a change in his employment status. Mr. Gallogly’s employment agreement contains the only single-trigger provision in our compensation programs. This provision was deemed necessary to recruit Mr. Gallogly from his previous position as an executive of ConocoPhillips, one of the largest U.S. companies and a Fortune 10 company, given the uncertainty of the Company’s future and prospects when Mr. Gallogly joined the Company.

In connection with the hiring of Messrs. Gallogly, Glidden and Brown, we agreed to certain initial equity grants as soon as practicable following our emergence from bankruptcy, which occurred on April 30, 2010. The amounts of these awards were determined by the Company in its consideration and formulation of the overall compensation packages that were offered to these individuals, using the market levels of long-term incentive compensation included in the Towers Perrin Database. Significantly, the initial equity grants provided for in these executives’ employment agreements reflected the Company’s need to persuade these individuals to join us during our bankruptcy case. In all cases, the individuals were giving up substantial value at successful companies in order to join a company that faced not only significant challenges, but unique risks as a going concern. Additionally, because we were in bankruptcy proceedings when these individuals were hired, the actual grants of these awards were delayed significantly from the dates of hire because they could not be granted until emergence, which was not a certainty, but also were not certain to be confirmed or approved by the bankruptcy court.

Mr. Gallogly’s grants included 1,771,794 restricted shares and stock options to purchase 5,639,020 shares. The restricted shares vest in full on May 14, 2014, subject to earlier forfeiture upon termination of employment as provided in Mr. Gallogly’s employment agreement. The stock options have an exercise price of $17.61 per share and vest in five annual equal increments beginning on May 14, 2010. Mr. Gallogly’s compensation was based on numerous factors, including market levels included in the Tower’s Perrin Database. Mr. Gallogly joined the Company in May 2009, four months into the Company’s bankruptcy proceedings under chapter 11, as its Chief Executive Officer. This gave rise to several unique circumstances in determining Mr. Gallogly’s compensation including, but not limited to, the fact that Mr. Gallogly was recruited to lead the Company’s reorganization efforts not as a short-term “turn-around expert,” but as an executive that could both turn-around the Company by spearheading its emergence from bankruptcy and provide the leadership and management required to improve operations, sustain those improvements over the long-term and ultimately grow the Company for the benefit of all the Company’s stakeholders.

As a result, granting Mr. Gallogly significant long-term equity awards as provided in his employment agreement that was approved by the bankruptcy court was viewed to be in the best interests of the Company and its stakeholders. As described elsewhere in this CD&A, we believe that equity awards of the types granted to our named executive officers appropriately incentivize our named executives to act in a manner that will benefit shareholders and grow the long-term value of the Company.

The initial grants of equity awards made on April 30, 2010 to Messrs. Glidden and Brown as provided for in their employment agreements included the following:

Name	Initial Equity Award

Craig B. Glidden	Stock options to purchase 34,676 shares and 19,612 restricted stock units
Kevin W. Brown	Stock options to purchase 14,881 shares and 8,417 restricted stock units

The awards shown in the table above were part of the compensation agreed to when we recruited Messrs. Glidden and Brown. These awards are considered by the Company to be 2009 awards. However, as explained, they could not be granted until our emergence from bankruptcy proceedings, which occurred in April 2010. As a result, they are considered for SEC disclosure purposes to be 2010 compensation. The stock options have an exercise price of $17.61 and vest in three equal, annual installments beginning on the second anniversary of date of grant of April 30, 2010. The restricted stock units cliff vest on the fifth anniversary of the date of grant of April 30, 2010.

In addition to the grants described above, the named executive officers shown in the table below were granted the following equity awards on April 30, 2010, which were provided for in their employment agreements, and which have the same terms and conditions as those included in the above table:

Name	Awards

Craig B. Glidden	Stock options to purchase 321,990 shares and 182,104 restricted stock units
Kevin W. Brown	Stock options to purchase 223,215 shares and 126,241 restricted stock units
Bob V. Patel	Stock options to purchase 175,596 shares and 99,310 restricted stock units

The Compensation Committee does not intend to grant its named executive officers additional equity awards under the 2010 LTI until 2015 other than in the case of promotions or other extraordinary circumstances.

Mr. Potter does not participate in the 2010 LTI. As described elsewhere in this CD&A, Mr. Potter’s compensation arrangement, as approved by the bankruptcy court, provides for a higher target bonus percentage under the 2010 STI in lieu of medium and long term equity compensation.

Other Benefits

In addition to the compensation described above, we provide our named executive officers with very few perquisites or other benefits. Those benefits include401(k) plan matching contributions; life and disability benefits; vacation pay; and eligibility to participate in health and welfare benefit plans, including pension plans, available to our employees generally. We at times make expatriation payments to employees to make them whole when a requested relocation would adversely affect their compensation due to different tax regimes. We may make these types of payments to our named executive officers in future years if the situation warrants.

Claw-Back Provisions

The Compensation Committee recognizes the benefits to the Company and its stakeholders of “claw-back” policies for its executive officers. Under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has been charged with requiring stock exchanges, including the NYSE on which our shares are listed, to prohibit listing of securities of any company that has not developed and implemented compensation claw-back policies. The Dodd-Frank Act’s provisions regarding claw-back policies are specific as to what is required, although implementing regulations have not yet been promulgated. The Compensation Committee currently is reviewing those requirements and, in light of its compensation programs generally, is developing such a policy.

Share Ownership Guidelines

The Compensation Committee has determined that share ownership guidelines are in the best interest of its shareholders, and intends to adopt such guidelines in advance of the vesting of equity award grants to its named executive officers other than Mr. Gallogly, whose stock options began vesting in 2010. The stock option awards granted to the other named executives begin vesting in 2012.

Insider Trading

The Company maintains an insider trading policy that prohibits the named executive officers from engaging in most transactions involving the Company’s shares during periods, determined by the Company, that those executives are most likely to be aware of material inside information. Named executive officers must clear all of their transactions in our shares with the Company’s Corporate Secretary’s office to ensure they are not transacting in our securities during a time that they may have material, nonpublic information.

Additionally, as a general matter, it is our policy that no transactions that reduce or cancel the risk of an investment in our shares, such as puts, calls and other exchange traded derivatives, or hedging activities that allow a holder to own a covered security without the full risks and rewards of ownership, will be cleared. We consider it inappropriate for our executive officers to engage in short-term speculation in our securities based on fluctuations in the market or to engage in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, individuals subject to our Policy Prohibiting Insider Trading, which is applicable to all executive officers, are prohibited from purchasing, selling or writing options on our securities or engaging in transactions in other third-party derivative securities with respect to our securities, including puts, calls, short sales, collars, forward sale contracts, and other short-term purchase or sale transactions.  Transactions involving both the purchase and sale of our securities in the open market within a one week period are presumed to be prohibited “short-term purchase or sale transactions.”

Accounting and Tax Matters

Section 162(m) of the Internal Revenue Code denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to specified individuals. “Performance based” compensation meeting specified standards is deductible without regard to the $1 million cap. None of the compensation paid or awarded to our officers or employees in 2010 was subject to Section 162(m). Certain compensation payable to our officers under the employment agreements currently in effect and future payments of compensation approved by our Compensation Committee may be in excess of what is deductible under Section 162(m), and our Compensation Committee reserves the right to structure future compensation of our executive officers without regard for whether such compensation is fully deductible if, in the committee’s judgment, it is in the best interests of our company and our shareholders to do so.

Section 409A of the Internal Revenue Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts will result in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. Section 409A is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may apply to certain awards under our long-term incentive plans. For example, restricted stock units and stock options may be classified as deferred compensation for this purpose.

The Treasury Department and Internal Revenue Service have issued final regulations implementing Section 409A, which generally became effective January 1, 2009. Based on these regulations, we have structured our compensation arrangements in a manner that complies with or is exempt from Section 409A.

Executive Compensation Tables

We are required to present compensation information in the tabular formats prescribed by the SEC. This format, including the tables’ column headings, may be different from the way we describe or consider elements and components of our compensation internally.

We believe the following information may be useful to an understanding of the tables presented in this section. The CD&A contains a discussion that should be read in conjunction with the compensation tables included in this section to gain a complete understanding of our executive compensation philosophy, programs and decisions.

•	Our annual cash bonuses are earned and paid under our 2010 STI based on the achievement of performance goals. As a result, they are considered incentive compensation rather than bonuses for SEC disclosure purposes and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, rather than the “Bonus” column.

•	As described in the CD&A, equity awards granted to the named executive officers in 2010 include stock options, restricted stock units, and restricted shares. The value of stock awards included in the tables is the aggregate fair value of the awards on the date of grant, calculated pursuant to U.S. GAAP. Under FASB ASC 718, Compensation — Stock Compensation, we generally recognize compensation expense based on the grant date fair value of the awards ratably over the periods in which they are earned, which is the vesting period. SEC disclosure rules require us to include the aggregate grant date fair value, which is effectively the value (for financial reporting purposes) that may be earned over the entire life of the award. This amount is required to be disclosed, notwithstanding that the named executives are not entitled to the awards until they vest, and that vesting occurs after five years in the case of restricted shares and restricted stock units and over a period of time on a ratable basis in the case of stock options.

The values included in the tables are neither guarantees of performance by the Company nor compensation that may be earned by or paid to the executives. However, the required inclusion of the aggregate amounts the named executives may receive in the future may be helpful to readers, as it provides an understanding of the named executives’ potential compensation over time, using the value as of the date of grant.

•	In March 2011, we made annual incentive award payments under the 2010 STI to the named executives, as disclosed in the Summary Compensation Table. Notwithstanding that the awards have been earned and paid, we are required to include the threshold, target and maximum dollar amounts that could have been paid for 2010 performance in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards,” in the Grant of Plan-Based Awards in 2010 table. This disclosure enables readers to compare the amounts actually earned, as disclosed in the Summary Compensation Table, to the named executives’ possible payments under the awards.

•	Although we consider all of our equity awards to be a form of incentive compensation because their value will increase as the market value of our shares increases, only awards with performance criteria are considered “equity incentive plan awards” for SEC disclosure purposes. As a result, none of our equity awards have been included as “Equity Incentive Plan Awards” in the Outstanding Equity Awards at December 31, 2010 table. Restricted stock units, restricted shares and stock options are disclosed in other tables, as applicable.

•	Under the SEC’s disclosure rules, to the extent compensation tables would have no values in them because they are inapplicable to the Company, they may be excluded. The Company has not included (i) an Option Exercises and Stock Vested table, as no named executive officer exercised stock options or vested in any stock awards (other than stock options) in 2010 or (ii) a Nonqualified Deferred Compensation table, as the Company does not currently maintain a nonqualified deferred compensation plan.

Summary Compensation Table

						Non-Equity	Change in	All
				Stock	Option	Incentive Plan	Pension	Other
Name and Principal			Bonus	Awards	Awards	Compensation	Value	Compensation
Position(1)	Year	Salary(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total

James L. Gallogly	2010	1,500,000	—	31,201,292	41,334,017	3,000,000	11,955	14,700	77,061,964
Chief Executive Officer	2009	923,077	4,346,154	—	—	—	5,708	—	5,274,939
C. Kent Potter	2010	719,791	—	—	—	2,297,479	12,478	14,700	3,044,448
Executive Vice President &	2009	296,154	796,154	—	—	—	4,828	145,833	1,242,969
Chief Financial Officer
Craig B. Glidden	2010	546,443	—	3,552,219	3,195,727	1,030,312	11,397	—	8,336,098
Executive Vice President &	2009	211,383	1,235,483	—	—	—	5,443	—	1,452,309
Chief Legal Officer
Kevin W. Brown	2010	416,702	—	2,371,327	2,133,340	467,688	11,249	8,192	5,408,498
Senior Vice President —	2009	100,000	1,075,000	—	—	—	2,707	—	1,177,707
Refining & Oxyfuels
Bhavesh V. (Bob) Patel	2010	339,519	670,386	1,748,849	1,573,340	585,492	8,369	26,690	4,952,645
Senior Vice President —
O&P — EAI

(1)	All amounts are in U.S. dollars. Mr. Gallogly commenced employment with us in May 2009; Messrs. Potter and Glidden commenced employment in August 2009; Mr. Brown commenced employment October 2009; and Mr. Patel commenced employment in March 2010. Amounts shown in the salary column in 2009 are for the period of time each of the executives performed services for us.

(2)	Amounts include (a) signing bonuses paid to Messrs. Gallogly, Potter, Glidden and Brown in 2009 in the amount of $2,500,000, $500,000, $1,066,000 and $1,000,000, respectively, and $670,386 to Mr. Patel in 2010 and (b) guaranteed annual cash bonuses for 2009, negotiated at the time of hiring of each of Messrs. Gallogly, Potter, Glidden and Brown, in the amounts of $1,846,154, $296,154, $169,470 and $75,000, respectively. The signing bonuses generally were intended to compensate the named executives for earned but not yet paid incentive payments they forfeited when they left their prior employments. Additionally, in the case of Mr. Patel, a portion of his signing bonus was to compensate him for reimbursement payments he was obligated to make to his prior employer for repatriation costs as a result of an intercontinental relocation in the amount of $170,386.

(3)	Mr. Gallogly’s stock awards includes 1,771,794 restricted shares, granted pursuant to the 2010 LTI. The shares vest in full on May 14, 2014, subject to earlier forfeiture. Pursuant to his employment agreement, Mr. Gallogly was entitled to receive restricted shares valued at $25 million, using a share price of $14.11 as provided in the Company’s Plan of Reorganization as approved by the bankruptcy court. The value shown in the table is the aggregate grant date fair value when the shares were ultimately issued on

April 30, 2010, at which time the fair value was higher than $14.11. The other executives’ stock awards include restricted stock units, granted pursuant to the 2010 LTI, which entitle the recipient to an equal number of shares upon vesting. The executives’ restricted stock units vest in full on April 30, 2015, subject to earlier forfeiture. Amounts included in the table are the aggregate grant date fair value of the awards calculated in accordance with ASC 718. See Note 19 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the calculation of the fair value of the awards.

(4)	Amounts shown are the aggregate grant date fair values, calculated in accordance with ASC 718. The fair values of stock options were estimated at their grant dates using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options. The assumptions used for Mr. Gallogly’s stock options were a dividend yield of 0%; a risk-free interest rate of 2.44%; an expected life of 4.5 years; and a stock price volatility of 47%. The assumptions used for the other stock options were a dividend yield of 0%; a risk-free interest rate of 3.25%; an expected life of 6.5 years; and a stock price volatility of 47%. See Note 19 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the calculation of the fair value of the awards.

(5)	Amounts include annual incentive award payments under our 2010 STI for service during 2010.

(6)	Amounts include increases during 2010 in the actuarial present values of the LyondellBasell Retirement Plan. The increases are calculated based on the difference between the total benefit actuarially reduced from age 65 to current age and the present value of the benefits under the plan. See the Pension Benefits table on page 40 for more information.

(7)	Amounts included in “All Other Compensation” for 2010 include the following: 401(k) matching contributions of $14,700 for Mr. Gallogly; $14,700 for Mr. Potter; $8,192 for Mr. Brown; and $9,498 for Mr. Patel. Amounts shown for Mr. Patel also include $17,067 of relocation expenses incurred in connection with his relocation to The Netherlands and $125 for insurance premiums.

Grant of Plan-Based Awards in 2010

					All Other	All Other
					Stock	Option
					Awards:	Awards:
		Estimated Future Payouts			Number of	Number of	Exercise
		Under Non-Equity Incentive			Shares of	Securities	or Base
		Plan Awards(2)			Stock or	Underlying	Price of
	Grant	Threshold	Target	Maximum	Units(3)	Options	Option
Name	Date(1)	($)	($)	($)	(#)	(4)(#)	Awards ($)

James L. Gallogly	4/30/2010	—	—	—	1,771,794	5,639,020	17.61
	—	—	1,500,000	3,000,000	—	—	—
	—	—	1,500,000	3,000,000	—	—	—
C. Kent Potter	—	—	1,239,987	3,719,961	—	—	—
Craig B. Glidden	4/30/2010	—	—	—	201,716	356,666	17.61
	—	—	445,661	1,336,983	—	—	—
	—	—	288,503	577,006	—	—	—
Kevin W. Brown	4/30/2010	—	—	—	134,658	238,096	17.61
	—	—	321,610	964,832	—	—	—
	—	—	200,000	400,000	—	—	—
Bob Patel	4/30/2010	—	—	—	99,310	175,596	17.61
	—	—	380,000	1,140,000	—	—	—
	—	—	129,000	258,000	—	—	—

(1)	The grant date for all equity awards is April 30, 2010 the date of our emergence from bankruptcy proceedings, which is the date on which 2010 LTI became effective.

(2)	The awards shown are (i) the estimated possible payouts of the executives’ annual incentive awards under the 2010 STI for performance in 2010 and (ii) the estimated future payments of the 2010 MTI awards after the three year performance period ending December 31, 2012. Actual payouts of the annual incentive awards for 2010 are shown in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The named executives’ target incentive awards are a percentage of base salary, provided for in their employment agreements. The maximum shown in the table is the maximum amount that can be earned under the terms of the 2010 STI, which is 300% of target, other than for Mr. Gallogly, whose employment agreement limits his maximum award to 200% of his salary. As described in the CD&A section of this proxy statement, there is no minimum performance requirement for a threshold payment. Instead, each performance criteria is assessed and weighted, which can result in a payment of zero with respect to any particular performance criterion. The 2010 MTI awards are earned over a three-year performance period ending December 31, 2012, with payouts, if any, in the first quarter of 2013. As described in the CD&A, there are no minimum performance requirements for a threshold payment. Each performance criteria is assessed and weighted, which can result in a payment of 0 to 200% of the target award.

(3)	Represents awards granted under our 2010 LTI. Mr. Gallogly’s stock award represents restricted shares that vest in full on May 14, 2014. The other named executives’ awards represent restricted stock units, which represent the right to receive an equal number of our shares on the date of vesting, which is April 30, 2015 for all restricted stock awards disclosed.

(4)	Represents stock options granted on April 30, 2010. The exercise price is equal to the reorganized value at the date of emergence and approved by the bankruptcy court in connection with out emergence from chapter 11 proceedings. Mr. Gallogly’s options vest in five annual installments beginning May 14, 2010. The other named executives’ awards vest over a three year period beginning April 30, 2012, the second anniversary of the date of grant.

Outstanding Equity Awards at December 31, 2010

	Option Awards				Stock Awards
	Number of	Number of				Market
	Securities	Securities			Number of	Value of
	Underlying	Underlying			Shares or	Shares or
	Unexercised	Unexercised			Units of Stock	Units of Stock
	Options	Options	Option	Option	That Have	That Have
	Exercisable	Unexercisable	Exercise	Expiration	Not Vested	Not Vested
Name	(#)	(#)(1)	Price ($)	Date	(#)(2)	($)(3)

James L. Gallogly	1,127,804	4,511,216	17.61	04/30/2017	1,771,794	60,949,714
C. Kent Potter	—	—	—	—	—	—
Craig B. Glidden	—	356,666	17.61	04/30/2020	201,716	6,939,030
Kevin W. Brown	—	238,096	17.61	04/30/2020	134,658	4,632,235
Bob Patel	—	175,596	17.61	04/30/2020	99,310	3,416,264

(1)	Mr. Gallogly’s options vest in five equal annual increments beginning on May 14, 2010 and expire on April 30, 2017. The other named executive’s options vest in three equal annual increments beginning on the second anniversary of date of grant of April 30, 2010 and expire on April 30, 2020.

(2)	Includes Mr. Gallogly’s restricted shares that vest in full on May 14, 2014, subject to earlier forfeiture. Each of the other executives’ amounts include restricted stock units that vest in full on April 30, 2015, subject to earlier forfeiture.

(3)	Dollar values are based on the closing price of $34.40 of the Company’s shares on the New York Stock Exchange on December 31, 2010.

Pension Benefits

		Number of		Payments
		Years	Present Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service(#)	Benefit ($)	($)

James L. Gallogly	LyondellBasell Retirement Plan	1	17,663	—
C. Kent Potter	LyondellBasell Retirement Plan	1	17,306	—
Craig B. Glidden	LyondellBasell Retirement Plan	1	13,956	—
Kevin W. Brown	LyondellBasell Retirement Plan	1	16,840	—
Bob V. Patel	LyondellBasell Retirement Plan	1	8,369	—

(1)	The amounts shown in the table are the actuarial present value of each participant’s accumulated benefits as of December 31, 2010, calculated on the same basis as used in Note 18 to our Consolidated Financial Statements in our Annual report on Form 10-K for the year ended December 31, 2010, with the exception that each participant was assumed to continue to be actively employed by us until age 65 (earliest unreduced retirement age) and immediately commence his benefit at that time.

The LyondellBasell Retirement Plan is a U.S. qualified defined benefit pension plan that provides pension benefits under a cash balance formula that defines participants’ accrued benefits in terms of a notional cash account balance. Eligible employees become participants immediately upon employment and are fully vested upon the earliest of (i) three years of service, (ii) death, or (iii) reaching age 65. The notional account balance for each participant comprises a pay credit of 5% and interest credits, each of which are accumulated at the end of each quarter. Pay credits are based on quarterly base pay, as limited by the IRS and interest credits are based on the 5th, 4th and 3rd monthly-determined 30 year treasury rates before the start of that quarter. Benefits under the plan are payable upon separation from the Company.

Potential Payments upon Termination or Change-in-Control

The Company’s compensation plans and programs contain general provisions for payments to participants upon termination of employment or in the event of a change-in-control. Under the 2010 STI, participants receive a pro-rated payment in the event of termination other than for cause or because of death or disability. Under the 2010 MTI, participants receive pro-rated payments of their awards in the event of termination of employment not for cause, because of a death or disability and in the event of a change-in-control. Under the 2010 LTI, participants vest in a pro-rated portion of their awards in the event of termination of employment not for cause or because of a death or disability. In the event of a change-in-control followed within one year by termination not for cause, participants in the 2010 LTI will receive immediate and full vesting of their awards. As discussed below, Mr. Gallogly’s employment agreement provides for different provisions upon changes-in-control.

The Company has entered into employment agreements with each of the named executive officers, other than Mr. Potter. These agreements contain provisions regarding consideration payable to the executives upon termination of employment that are in addition to the payments available to employees generally. Each of the agreements also contains post-termination restrictive covenants, including non-solicitation and non-interference covenants, which last for one year after termination.

Only Mr. Gallogly’s employment agreement provides for a benefit in the event of a change-in-control. We believe the change-in-control protections included in Mr. Gallogly’s agreement are appropriate, particularly given that they were included in part as a means to recruit Mr. Gallogly while the Company was in bankruptcy proceedings. The protections afforded also allow Mr. Gallogly to focus on Company performance and the creation of shareholder value through a possible change in control situation. Finally, we believe the change-in-control protections ensure impartiality and objectivity by Mr. Gallogly and enhance the interest of our shareholders. In the event of a change-in-control, Mr. Gallogly will fully vest in any previously awarded stock options and restricted shares, and the stock options will remain exercisable through their term.

To the extent not addressed in the employment agreements, payments to the named executive upon termination of employment or in the event of a change-in-control will be in accordance with the plans and policies applicable to employees generally. We do not provide gross-up payments for any taxes that may be due under Section 4999 of the Internal Revenue Code.

We enter into employment agreements with our executive officers based on competitive market practices and because they provide a form of protection for the Company through restrictive covenant provisions. They also provide the executive a sense of security and trust that they will be treated fairly in the event of a termination not for cause.

The terms “Cause,” “Good Reason,” and “Change-in-Control” as used in the table below are defined in the executives’ employment agreements and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Cause” generally means the executive has:

•	continuously failed to substantially perform his duties in a material deterioration in the financial condition of the Company;

•	engaged in fraud or embezzlement against the Company;

•	engaged in willful malfeasance or gross negligence in the performance of his duties that results in material harm to the Company;

•	been convicted of a felony involving moral turpitude;

•	intentionally and materially harmed the Company; or

•	breached the covenants contained in his agreement.

“Good Reason” generally means that, without the executive’s consent:

•	his duties or responsibilities have been substantially diminished;

•	any material reduction in the minimum compensation set forth in his agreement;

•	the Company has breached his employment agreement; or

•	he has been reassigned to a location more than twenty-five (25) miles away (for Messrs. Gallogly and Glidden only).

“Change-in-Control” generally means that:

•	at least fifty percent (50%) of the Company’s capital stock or voting power has been acquired by one person or persons acting as a group that was not or were not the holder of ten percent (10%) thereof at April 30, 2010;

•	the majority of the Board of Directors consists of individuals other than those serving as of April 30, 2010 or those that were not elected with the approval of at least a majority of those directors;

•	there has been a merger of the Company that resulted in a person or persons acting as a group (that was not a holder of at least ten percent (10%) at April 30, 2010) acquiring fifty percent (50%) or more of the Company’s voting securities; or

•	the Company sells all or substantially all of its assets.

The following tables represent potential payouts to our named executives upon termination of employment pursuant to the terms of their employment agreements. These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the executive would receive. The payout for continuation of health and welfare benefits is an estimate of the cost the Company would incur to continue those benefits. Each of Messrs. Glidden, Brown and Patel would be required to execute a release in favor of the Company in order to receive their payments.

Potential Consideration upon Termination of Employment:

James L. Gallogly
Triggering Event	Compensation Component	Payout ($)

Death or Disability	• Accrued but unpaid base salary and bonus	—
	• Full maximum bonus, pro rated to date of termination, paid in a lump sum	3,000,000
	• Accelerated vesting of restricted stock(1)	60,949,714
	• Accelerated vesting of stock options(2)	75,743,317

	Total	139,693,031

Termination Without Cause by the Company or For Good Reason by the Employee	• Accrued but unpaid base salary and bonus	—
	• One year’s base salary plus full maximum bonus, paid in a lump sum	4,500,000
	• Continued coverage under health and welfare benefit plans for twelve (12) months	10,224
	• Accelerated vesting of restricted stock(1)	60,949,714
	• Accelerated vesting of stock options(2)	75,743,317

	Total	141,203,255

Termination by Mutual Consent	• Accrued but unpaid base salary and bonus	—
	• Continued coverage under health and welfare benefit plans for twelve (12) months	10,224
	• Continued vesting of pro-rated portion of restricted stock(3)	4,961,985
	• Accelerated vesting of pro-rated portion of next installment of stock options(4)	11,932,166

	Total	16,904,375

Craig B. Glidden
Triggering Event	Compensation Component	Payout ($)

Termination Without Cause by the Company or For Good Reason by the Employee	• Accrued but unpaid base salary and bonus	—
	• One year’s base salary plus target bonus, paid in a lump sum	983,597

	Total	983,597

Kevin W. Brown
Triggering Event	Compensation Component	Payout ($)

Termination Without Cause by the Company or For Good Reason by the Employee	• Accrued but unpaid base salary and bonus	—
	• One year’s base salary plus target bonus, paid in a lump sum	750,424

	Total	750,424

Bob V. Patel
Triggering Event	Compensation Component	Payout ($)

Termination Without Cause by the Company or For Good Reason by the Employee	• Accrued but unpaid base salary and bonus	—
	• One year’s base salary plus target bonus, paid in a lump sum	855,000
	• Cash payment equal to twelve (12) months COBRA	16,279

	Total	871,279

(1)	The accelerated vesting of Mr. Gallogly’s restricted shares was calculated based on the number of shares that would vest, multiplied by $34.40, the closing price of the Company’s shares on the NYSE on December 31, 2010.

(2)	The accelerated vesting of stock options is calculated based on the difference between the exercise price of the stock options and $34.40, multiplied by the number of shares. As a result, the amount included in the table is the “spread” on the options on December 31, 2010.

(3)	The value of the continued vesting of the pro-rated portion of restricted shares is based on the $34.40 share price, multiplied by the number of shares that continue to vest.

Potential Consideration Upon Change-in-Control

Assuming a change-in-control had occurred on December 31, 2010, the vesting of all of Mr. Gallogly’s equity awards would be accelerated and his options would remain exercisable through the end of their term. Using the closing price of the Company’s shares on December 31, 2010, this would result in consideration of $60,949,714 related to the vesting of the restricted shares and $75,743,317 related to the vesting of his otherwise unvested stock options. The consideration related to the restricted shares is based on the number of shares multiplied by the closing price of the shares on December 31, 2010. The consideration related to the stock options was calculated based on the difference between the exercise price of the options and the closing price of our shares on December 31, 2010, multiplied by the number of shares underlying the options.

There can be no assurances as to what the trading price of the Company’s shares would be at any possible date of termination of Mr. Gallogly’s employment or change-in-control. For these reasons, as described above, the calculations are not indicative of what Mr. Gallogly may ultimately receive if his employment were terminated or if a change-in-control occurred.

ADOPTION OF ANNUAL ACCOUNTS FOR 2010
(Item 4 on the Proxy Card)

At the Annual Meeting, you will be asked to adopt our Dutch statutory annual accounts for the year ended December 31, 2010 (the “Annual Accounts”), as required under Dutch law and our Articles of Association.

Our Annual Accounts are prepared in accordance with international financial reporting standards (“IFRS”) and Dutch law. The Annual Accounts contain certain disclosures not required under generally accepted accounting principles in the United States (“US GAAP”) and there are difference between IFRS and US GAAP. A copy of the Annual Accounts can be accessed through our website, www.lyondellbasell.com, and may be obtained free of charge by request to our administrative offices c/o Lyondell Chemical Company, 1221 McKinney St., Suite 700, Houston, TX 77010 Attn: Secretary.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt our Annual Accounts.

The Supervisory Board recommends that you vote FOR the adoption of our Annual Accounts.

DISCHARGE FROM LIABILITY OF SOLE MEMBER OF THE MANAGEMENT BOARD
(Item 5 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Management Board from liability to the Company in respect of the exercise of their management duties during the financial year concerned. During 2010, the sole member of the Management Board was James L. Gallogly. The discharge does not affect any potential liability pursuant to the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters that have not been disclosed to shareholders.

It is proposed that the shareholders resolve to discharge Mr. Gallogly, the sole member of the Management Board from liability in respect of the exercise of his management duties during 2010.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Management Board.

The Supervisory Board recommends that you vote FOR the discharge from liability of the sole member of the Management Board from liability for 2010.

DISCHARGE FROM LIABILITY OF MEMBERS OF THE SUPERVISORY BOARD
(Item 6 on the Proxy Card)

Under Dutch law, at the Annual Meeting shareholders may discharge the members of the Supervisory Board from liability to the Company in respect of the exercise of their supervisory duties during the financial year concerned. This discharge also does not affect any potential liability under the provisions of the law of The Netherlands relating to liability upon bankruptcy and does not extend to matters not disclosed to shareholders.

It is proposed that the shareholders resolve to discharge the members of the Supervisory Board from liability in respect of the exercise of their supervisory duties during 2010.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to so discharge the Supervisory Board.

The Supervisory Board recommends that you vote FOR the discharge from liability of the members of the Supervisory Board from liability for 2010.

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 7 on the Proxy Card)

The Audit Committee of the Supervisory Board has recommended that PricewaterhouseCoopers LLP (“PwC”) be appointed as our independent registered public accounting firm for the year ending December 31, 2011. PwC has acted as our independent registered public accounting firm since 2008, and was the independent registered public accounting firm of Lyondell Chemical Company, our wholly-owned subsidiary, since 1998. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to appoint PwC as our independent registered public accounting firm who will audit our accounts for the year ending December 31, 2011.

The Supervisory Board recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2010	2009
	(In millions)

Audit Fees	12.7	6.4
Audit-Related Fees	0.6	0.7
Tax Fees	—	—
All Other Fees	0.4	1.1

Total	$13.7	$8.2

Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PwC for the audit of our consolidated financial statements, the review of financial statements included in our Form 10-Qs and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years. As a result of the Company’s emergence from bankruptcy proceedings on April 30, 2010, the Company was required to obtain audits for the predecessor period from January 1, 2010 through April 30, 2010 as well as for the successor period from May 1, 2010 through December 31, 2010.

Audit-related fees consist of the aggregate fees billed for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the financial statements. This category includes fees related to: the performance of audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies.

The Audit Committee has adopted procedures for the approval of PwC’s services and related fees. At the beginning of each year, all audit and audit-related services, tax fees and other fees for the upcoming audit are provided to the Audit Committee for approval. The services are grouped into significant categories and provided to the Audit Committee substantially in the format shown above.

The Audit Committee is updated on the status of all services and related fees at every regular meeting. In 2010 and 2009, the Audit Committee pre-approved all audit, audit-related and tax services performed by PwC.

As set forth in the Audit Committee Report on page 9, the Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining auditor independence and has determined that they are.

APPROVAL OF COMPENSATION OF THE MEMBERS OF THE SUPERVISORY BOARD
(Item 8 on the Proxy Card)

Under our Articles of Association, the shareholders determine the compensation of Supervisory Directors for service in their capacities as Supervisory Directors, including changes to their compensation. Shareholders previously approved an aggregate of $2.5 million, consisting of $1.5 million cash retainers and fees and $1 million in values of restricted stock, to be allocated to the Supervisory Directors in the discretion of the Supervisory Board.

As disclosed on page 15 of this proxy statement, the allocation of the aggregate amounts approved by shareholders for our directors’ compensation in 2010 was as set forth in the following table. On the recommendation of the Nominating & Governance Committee, the Supervisory Board is proposing the same compensation program for Supervisory Directors for fiscal year 2011. The Supervisory Board proposes that shareholders approve the following compensation program for directors.

Annual Retainer
Cash	$60,000 ($80,000 for Chairman of the Board)
RSUs	Valued at $120,000 ($150,000 for Chairman of the Board)
Board Meeting Fees
Intercontinental Travel	$12,500 for each meeting attended
Continental Travel	$2,000 for each meeting attended
Committee Fees
Members	$10,000 ($11,000 for Audit Committee)
Chairmen	$15,000 ($20,000 for Audit Chair)

We also intend to reimburse directors for their reasonable fees and expenses incurred in serving on our Supervisory Board, such as travel and lodging. The Company also provides tax assistance to the members of the Supervisory Board as a result of several of our directors being U.S. taxpayers, while income is earned in The Netherlands.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to adopt the proposal to establish the compensation of the members of the Supervisory Board.

The Supervisory Board recommends that shareholders vote FOR the proposal to approve the compensation of the Supervisory Board directors as set forth above.

AMENDMENT TO ARTICLES OF ASSOCIATION
(Item 9 on the Proxy Card)

The Supervisory Board is proposing that several ministerial amendments to our Articles of Association be made. As a result of certain changes in Dutch law; our listing on the NYSE; and the automatic conversion, as provided for in our Articles, of class B shares on a one-for-one bases into class A shares on December 6, 2010, several provisions in our Articles are no longer applicable or relevant.

In the interest of having our governance documents be accurate and correct all times, as well as our desire for our governing documents to be transparent, the Supervisory Board has proposed that the shareholders approve certain amendments to the Articles of Association. The amendments, which are outlined below, do not affect the rights of shareholders.

•	Deletion of references to class B shares and provisions relating to conversion of class B shares, all of which were either converted at the option of the holder up to December 6, 2010, on which date any remaining class B shares automatically converted to class A shares;

•	Deletion to transitional provisions, which were only effective before our listing on the New York Stock Exchange, and references thereto; and

•	Revisions to conform with new laws which came into force relating to convening of shareholders meetings of Dutch companies and certain other procedural matters.

If this proposal is approved by shareholders, it will be affected by the execution of a notarial deed of amendment of our Articles by a Dutch public notary, following the receipt of a certificate of no objection from the Dutch Ministry of Justice in The Netherlands.

A copy of the restated Articles marked to show all changes proposed under this proposal against the current Articles is attached as Appendix A to this proxy statement, with proposed deletions indicated by strikeout and proposed additions indicated by underline. The above descriptions of the current provisions of the Articles of Association are qualified in their entirety by reference to the actual text as set forth in Appendix A.

Approval of this proposal includes the granting of authority to each member of the Supervisory Board as well as to each (deputy) civil law notary and notarial assistant employed at the offices of Clifford Chance LLP in Amsterdam to (i) apply for the required ministerial declaration of no objection to the draft deed of conversion and amendment of the Articles, (ii) to make any amendments of a technical nature deemed necessary or appropriate to the extent that such amendments do not alter the content of the proposed amendment, (iii) to have the deed of conversion and amendment of the Articles of Association executed, (iv) to make any necessary registrations with the Commercial Register, and (v) to do everything as they may determine to be appropriate in connection with the proposed amendment of the Articles.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve amendments to the Company’s Articles of Association.

The Supervisory Board recommends that you vote FOR the approval of the amendment and restatement of the Company’s Articles of Association.

DISCUSSION OF DIVIDEND POLICY

Under the Dutch Corporate Governance Code, we are required to provide shareholders with an opportunity at our Annual Meeting to discuss our dividend policy and any major changes in that policy.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, may determine that an amount shall be reserved out of our annual profits. The portion of our annual profits that remains after such reservation is at the disposal of the general meeting of shareholders. Out of our share premium reserve and other reserves available for shareholder distributions under the laws of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). We may not pay dividends if the payment would reduce shareholders’ equity below the aggregate nominal value of our common shares outstanding, plus the reserves required to be maintained pursuant to Dutch law or our Articles of Association. The Management Board, with the approval of the Supervisory Board, may in any year distribute one or more interim dividends in anticipation of the final dividend for that year.

LyondellBasell has not paid dividends to its shareholders. The Supervisory Board believes that, given the Company’s strong capital and results of operation in 2010, it is appropriate to begin returning capital to shareholders. The Company’s current dividend policy is an intention to pay dividends to the holders of common shares, to the extent and as long as the cash flow and capital position of the Company support such payments. The cash flow is determined by, among other things, the ability of our operating companies to pay out dividends to us, while maintaining their own strong capitalization.

Under Dutch law and our Articles of Association, the Management Board, with the approval of the Supervisory Board, may declare interim dividends. It is the intent of the Management Board and Supervisory Board to pay dividends on a quarterly basis, to the extent our accounts allow such payments. The interim dividends paid in 2011 and in 2012 prior to the 2012 Annual General Meeting will be in anticipation of the final dividend to be approved at the 2012 Annual General Meeting based on the Company’s 2011 Annual Accounts.

The determination any such quarterly dividends will be made after a review of the Company’s interim statements of assets throughout the year.

APPROVAL OF PROPOSED DIVIDEND IN RESPECT OF THE 2010 FISCAL YEAR
(Item 10 on the Proxy Card)

It is proposed to distribute up to an aggregate of $      million in cash to all shareholders of record as of a date to be determined by the Management Board in the second quarter of 2011.

The dividend payment to holders of ordinary shares will be charged to the results for 2010. The dividend attributable to holders of shares will be made payable, subject to statutory dividend tax being withheld, on the date declared by the Management Board.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the payment of the dividend.

The Supervisory Board recommends that shareholders vote FOR the proposal to approve the authorization of the Management Board to pay dividends as set forth above.

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
(Item 11 on the Proxy Card)

Our Supervisory Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement. We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by SEC rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of such persons with shareholders. Our named executive officers are rewarded for their service to the Company, the achievement of performance goals and the realization of increased shareholder value. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 31, and the named executive officer compensation tables, beginning on page 43, for additional details about our named executive officer compensation program.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Supervisory Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary.

Advisory votes against the named executive officer compensation will not necessarily communicate to the Company, the Supervisory Board or the Compensation Committee the concerns that caused such votes. We would like to consider our shareholders’ concerns, if any, on these matters and therefore give shareholders the opportunity to communicate with us regarding their views on the Company’s executive compensation programs, among other matters, as described on page 2 of this proxy statement.

The Supervisory Board recommends that shareholders vote FOR the resolution to approve the compensation of the Company’s named executive officers on an advisory basis.

ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF ADVISORY VOTE
APPROVING EXECUTIVE COMPENSATION
(Item 12 on the Proxy Card)

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareholders as to the frequency with which they would have an opportunity to provide an advisory approval of our executive compensation program.

The Supervisory Board is aware of and has taken into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that many believe that annual advisory votes will enhance or reinforce accountability. The Supervisory Board agrees with these views and is recommending shareholders

The advisory vote on the frequency of the advisory approval of executive compensation is not an approval or disapproval the Supervisory Board’s recommendation. Shareholders may cast their votes on their preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

The voting frequency receiving the most number of votes cast at the Annual Meeting will be the frequency determined by shareholders.

The Supervisory Board recommends that shareholders vote FOR a one year, or annual, advisory approval of executive compensation.

SHAREHOLDER PROPOSALS

Any proposal of a shareholder intended to be presented at the 2012 Annual General Meeting of Shareholders must be received at our principal executive offices no later than November 24, 2011 if the proposal is to be considered for inclusion in our proxy statement relating to such meeting, without prejudice to the shareholders’ rights to cause a general meeting of shareholders to be convened under article 18.8 of our Articles of Association and without prejudice to shareholders’ rights under Dutch law to cause certain items to be placed on the agenda for Annual Meetings. Under SEC rules and regulations, shareholders wishing to have proposals considered for inclusion in our proxy statement for the 2012 meeting must have been the registered or beneficial owner of (a) at least 1% of our outstanding shares or (b) that number of our shares having a market value of at least $2,000 for at least one year before submitting the proposal. The shareholder must also continue to own the shares through the date of the 2012 Annual General Meeting.

Informal translation in the English language of the substance of the draft articles of association of LyondellBasell Industries N.V. in the Dutch language. In this translation an attempt has been made to be as literal as possible, without jeopardising the overall continuity. Inevitably, differences may occur in the translation, and if so, the Dutch text will govern.

DRAFT OF THE AMENDED ARTICLES OF ASSOCIATION OF
LYONDELLBASELL INDUSTRIES N.V.

ARTICLES OF ASSOCIATION

CHAPTER I DEFINITIONS

1.	DEFINITIONS

1.1	In these articles of association the following expressions shall have the following meanings:

1.1.1	an “Accountant”: a register-accountant or other expert referred to in section 2:393 Dutch Civil Code (“DCC”), or an organisation within which such accountants cooperate.

1.1.2	the “Annual Accounts”: the balance sheet and the profit and loss account including the explanatory notes;

1.1.3	the “CEO” the Chief Executive Officer of the Company;

~~1.1.4~~ 	~~the “Class B Liquidation Preference” ten dollars and sixty-one cents (USD 10.61) per class B ordinary share, subject to adjustments for any stock splits or stock combinations;~~

~~1.1.5~~ 	~~“Closing Price” means, as of any date, the last reported per share sales price of a share of class B ordinary shares on such date (or, if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the New York Stock Exchange, or if the class B ordinary shares are not listed on the New York Stock Exchange, as reported by the principal national or regional securities exchange or quotation system on which the class B ordinary shares are then listed or quoted, or if the class B ordinary shares are not so listed or reported, as reported on the OTC Bulletin Board or, if not so listed or reported, as reported in the “pink sheets” published by Pink OTC Markets, Inc. (or similar organization or agency succeeding to its functions of reporting prices); provided, however, that in the absence of such quotations, the Closing Price for the class B ordinary shares shall be the Closing Price (similarly determined in the manner set forth in this definition) of the class A ordinary shares, and in the absence of such quotations, the Closing Price for the class B ordinary shares will be determined by the supervisory board in good faith.~~

1.1.6	the “Company”: the company governed by these articles of association;

~~1.1.7~~ 	~~a “Deemed Liquidation”: the voluntary or involuntary liquidation, dissolution or winding up of subsidiaries of the Company whose assets constitute all or substantially all of the assets of the Company and its subsidiaries taken as a whole;~~

1.1.8	the “Distributable Part of the Shareholders’ Equity”: the part of the shareholders’ equity exceeding the issued share capital plus the reserves which must be maintained by law;

1.1.9	an “e-mail”: a legible and reproducible message sent by electronic means of communication; and

1.1.10	a “Liquidation”: the voluntary or involuntary liquidation, dissolution or winding up (“ontbinding”) of the Company;

~~1.1.11~~ 	~~the “Liquidation Preference Expiration Date”: the first date upon which the Closing Price exceeds two hundred percent (200%) of the Class B Liquidation Preference, for at least forty-five (45) trading days within a period of sixty (60) consecutive trading days; provided however, that the Closing Price must exceed such threshold on both the first and last day of the sixty (60) day period.~~

1.2	In addition, unless the content requires otherwise, the expression “written” or “in writing” shall include messages sent by e-mail.

CHAPTER II NAME, SEAT, OBJECTS

2.	NAME, SEAT

2.1	The name of the Company is: LYONDELLBASELL INDUSTRIES N.V.

2.2	The seat (statutaire zetel) of the Company is in Rotterdam, The Netherlands.

3.	OBJECTS

The objects of the Company are:

(a)	to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses and companies;

(b)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities in the widest sense of the word;

(c)	to grant guarantees and to grant securities over the assets of the Company for the benefit of companies and enterprises with which the Company forms a group and for the benefit of third parties;

(d)	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets and real property and any right to or interest therein;

(e)	to advise and to render services to enterprises of any nature;

(f)	to carry out all sorts of industrial, financial and commercial activities, including manufacturing, the import, export, purchase, sale, distribution and marketing of products and raw materials;

and all matters associated with the foregoing, related or conducive thereto, with the objects to be given their most expansive interpretation.

    CHAPTER III CAPITAL AND SHARES

4.	AUTHORISED CAPITAL

~~4.1~~	The authorised capital amounts to fifty-one million euro (EUR 51,000,000.00) and is divided into one billion two hundred seventy-five million (1,275,000,000~~,000~~) ~~class A~~ ordinary shares of four eurocent (EUR 0.04) each ~~and two hundred seventy-five million (275,000,000) class B ordinary shares of four eurocent (EUR 0.04) each. The composition of the authorised capital may change pursuant to the conversion of shares as set out in article 5.7, so that the number of class A ordinary shares in the authorised capital is increased by the number of class B ordinary shares being converted into class A ordinary shares, while the number of class B ordinary shares in the authorised capital is decreased by that same number of shares, taking into account that as soon as all issued class B ordinary shares have been converted into class A ordinary shares, any remaining class B ordinary shares in the authorized share capital of the Company will be converted into class A ordinary shares so that there shall no longer be any class B ordinary shares in the authorized share capital of the Company.~~

4.2	The ~~class A~~ ordinary shares shall be numbered consecutively from ~~A-~~1 onwards~~, the class B ordinary shares shall be numbered consecutively from B-1 onwards~~.

~~4.3~~ 	~~References in these articles of association to “shares” and “shareholders” shall include both classes of ordinary shares and the holders of those ordinary shares, except where the context requires otherwise.~~

4.4	Any amounts paid up on shares of any class in excess of the nominal value of such shares shall be added to the general share premium reserve attached to all issued ordinary shares.

~~4.5~~ 	~~As long as class B ordinary shares are issued and outstanding, any stock split, stock dividend, stock combination or similar transaction, can only be resolved by the general meeting of shareholders if such stock split, stock dividend, stock combination or similar transaction is performed equally and simultaneously both for class A ordinary shares and class B ordinary shares.~~

    CHAPTER IV ISSUE OF SHARES, COMPANY SHARES, CAPITAL REDUCTION

5.	ISSUE OF SHARES, BODY OF THE COMPANY AUTHORISED TO ISSUE SHARES, CONVERSION OF SHARES

5.1	Shares will be issued pursuant to a resolution of the supervisory board~~, which resolution will set forth the number of shares to be issued, the person to whom such shares will be issued, the price for each share and the other pertinent terms of issuance~~. The issue of a registered share, not being a share as referred to in section 2:86c DCC, will require an instrument intended for such purpose executed before a civil law notary in the Netherlands.

5.2	The designation of the supervisory board as being the body competent to issue shares shall be valid for a period of five years starting on the thirtieth day of April two thousand ten and ending on the thirtieth day of April two thousand fifteen (unless this period is extended in accordance with article 5.3) and shall include the authority to issue twenty percent of the authorised capital from time to time, provided that the conversion of shares in accordance with article ~~5.7 or article~~ 10.6 shall be excluded from this limitation.

5.3	The designation of the supervisory board as being the body competent to issue shares may, subject to article 5.4, by these articles of association or, on the proposal of the management board, by a resolution of the general meeting of shareholders, be extended or renewed again, each time for a period not exceeding five years. If the designation is extended or renewed, the authority, or absence of such authority, to restrict or exclude pre-emptive rights as well as the number of shares which may be issued shall be determined at the same time, with a maximum of twenty percent of the authorised capital from time to time, provided that the conversion of shares in accordance with article ~~5.7 or article~~10.6 shall be excluded from this limitation. Unless laid down otherwise in the designation, it may not be withdrawn.

5.4	If the designation of the supervisory board as being the body competent to issue shares ends, the general meeting of shareholders shall be competent to issue shares unless another body is designated for this purpose by the general meeting of shareholders. The resolution of the general meeting of shareholders to designate another body, including the assignment of the authority, or the absence of such authority, to exclude or limit the pre-emptive rights, other than the supervisory board, or to issue shares will only be taken on the proposal of the management board which proposal will have been approved by the supervisory board and will have a duration of no more than five years and relate to no more than twenty percent of the authorised capital from time to time, provided that the conversion of shares in accordance with article ~~5.7 or article~~ 10.6 shall be excluded from this limitation.

~~5.5~~ 	~~Other than in connection with any stock split, stock dividend, stock combination or similar transaction, as long as class B ordinary shares are issued and outstanding, no additional class B ordinary shares can be issued without the unanimous approval of the meeting of holders of class A ordinary shares and class B ordinary shares, resolved in a meeting in which all holders of class A ordinary shares and class B ordinary shares are present or represented.~~

5.6	The provisions in paragraphs 1 up to and including ~~5~~ 4 of this article will be correspondingly applicable to the granting of rights to subscribe for shares but will not apply to the issue of shares to a party exercising a previously acquired right to subscribe for shares.

~~5.7~~ 	~~At the earlier of (i) receipt by the management board of a written request of the relevant holder of~~

~~class B ordinary shares with respect to the number of class B ordinary shares specified by such holder, (ii) acquisition by the Company of one or more class B ordinary shares or (iii) upon the Liquidation Preference Expiration Date with respect to each outstanding class B ordinary share, each such class B ordinary share will be converted into one (1) class A ordinary share. The conversion of class B ordinary shares shall take place immediately upon the occurrence of any of the events specified above in this paragraph. In case of the conversion of a registered class B ordinary share into a registered class A ordinary share, such conversion shall take place without any further action being required. In case of the conversion of a registered class B ordinary share into a class A ordinary bearer share, such conversion shall take place by means of a delivery of a class A ordinary bearer share certificate to such shareholder or adding such class A ordinary bearer share to the global certificate A. In case of the conversion of a class B ordinary bearer share into a class A ordinary bearer share, such conversion shall take place after lodging the class B ordinary bearer share certificate with the Company or removing such class B ordinary bearer share from the global certificate B against a delivery of a class A ordinary bearer share certificate to such shareholder or adding such class A ordinary bearer share to the global certificate A. In case of the conversion of a class B ordinary bearer share into a registered class A ordinary share, such conversion shall take place after lodging the class B ordinary bearer share certificate with the Company or removing such class B ordinary bearer share from the global certificate B. Within one (1) day after the conversion of class B ordinary shares into class A ordinary shares, a special declaration regarding the conversion shall be deposited by the management board at the offices of the Trade Register of the district in which the Company is registered. This declaration shall include the changes which were made to the composition of the issued and authorised capital of the Company as a result of the conversion of shares.~~

5.8	~~In the event that an issue of shares would have an adverse effect on the rights of holders of shares of a certain class, the resolution of the general meeting of shareholders to issue shares or the designation of another corporate body as being the body competent to issue shares, requires the prior approval of the meeting of holders of shares of that certain class.~~

6.	CONDITIONS OF ISSUE OF SHARES, PRE-EMPTIVE RIGHTS

6.1	In the resolution to issue shares the price and further conditions of the issue will be determined. Apart from the provisions laid down in section 2:80 paragraph 2 DCC the issue price may not be below par.

6.2	In case of shares being issued, every holder of shares will hold a pre-emptive right in the proportion that the aggregate amount of his shares bears to the total amount of shares outstanding.

However, a holder of shares will not have a pre-emptive right to shares which are being issued against contribution other than in cash, to shares which will be issued to employees of the Company or of a group company and to shares which will be issued as a result of a legal merger or legal split-off.

6.3	The pre-emptive right may be restricted or excluded by a resolution of the supervisory board and provided that the supervisory board may only exercise this authority if it will then also be competent to pass a resolution for the issue of shares with the restriction or exclusion of pre-emptive rights.

The provisions of paragraphs 1 up to and including 4 of article 5 will be correspondingly applicable to the extent possible. In case the general meeting of shareholders wishes to restrict or exclude the pre-emptive right, the pre-emptive right accruing to shareholders may only be restricted or excluded, on the proposal of the supervisory board. If another body than the general meeting of shareholders or the supervisory board is competent to restrict or exclude the pre-emptive rights, the pre-emptive right accruing to shareholders may only be restricted or excluded, with the approval of the supervisory board. The resolution of the general meeting of shareholders subject to the required proposal of the supervisory board to restrict or exclude the pre-emptive rights, or the resolution of the general meeting of shareholders to designate another body competent not being the supervisory board to restrict or exclude the pre-emptive rights on the proposal of the management board and subject to the required approval of the supervisory board as described in article 5.4, or the resolution of the general meeting of shareholders to designate the supervisory board as the corporate body competent to restrict or exclude the pre-emptive rights on the proposal of the management board as described in article 5.3, will require a majority of at least two thirds (2/3) of the votes cast in case less than one half (1/2) of the issued capital is represented at the general meeting of shareholders.

6.4	In case of rights to subscribe for shares being granted, paragraphs 2 and 3 of this article will be correspondingly applicable. Shareholders will not hold a pre-emptive right to shares which are being issued to a party who exercises an already previously acquired right to subscribe for shares.

~~6.5~~ 	~~Notwithstanding anything herein to the contrary, the Company shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of execution of the amendment of articles of association by which this article 6.5 became legally effective; provided, however, that this Section 6.5 (a) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Company; and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.~~

7.	PAYMENTS ON SHARES

7.1	Upon subscription for a share the full nominal amount must be paid thereon, as well as in case the share is subscribed at a higher amount, the difference between said amounts, everything without prejudice to the provisions in section 2:80 paragraph 2 DCC.

7.2	Payment in foreign currency may only be made with permission of the Company.

7.3	The management board will be competent to enter into legal acts stated in section 2:94 DCC, without prior approval of the general meeting of shareholders.

8.	COMPANY SHARES

8.1	Acquisition by the Company of shares in its capital not paid up will be null and void. The Company may, without prejudice to the statutory provisions and those laid down in these articles of association, only acquire said company shares for a consideration in case:

a.	its equity capital reduced by the price of acquisition, will not be lower than the paid and claimed part of its capital increased by the reserves which must be maintained by law, and

b.	the nominal amount of the shares in its capital acquired, held or held in pledge by the Company or those held by a subsidiary, will not exceed one-half of its issued capital.

Decisive for the validity of the acquisition will be the amount of the equity capital according to the last adopted balance sheet, reduced by the acquisition price for the shares in the capital of the Company, the amount of the loans referred to in section 2:98c paragraph 2 DCC and distributions to the charge of the profit or reserves to other parties which the Company and its subsidiaries owed after the date of the balance sheet. In case a financial year will have expired for longer than six (6) months without the annual accounts having been adopted, an acquisition in accordance with the present paragraph will not be permitted. If depository receipts for shares in the capital of the Company have been issued, such depository receipts shall be put on par with shares for the purpose of the foregoing.

8.2	Other than gratuitously, the Company may only acquire shares in case the general meeting of shareholders will have authorized the management board for that purpose. ~~and only if it acquires class A ordinary shares and class B ordinary shares pro rata on the same terms, including price per share; provided, however, notwithstanding the foregoing, the Company may, subject to the~~

~~authorization by the general meeting of shareholders:~~

~~(a)~~ 	~~purchase class A ordinary shares or class B ordinary shares in the open market or in privately negotiated transactions (in each case, other than in connection with an offer to all holders of either class A ordinary shares or class B ordinary shares) which transaction has been approved, subject to article 17.8, by the supervisory board in accordance with articles 8.4 and 17.4;~~

~~(b)~~ 	~~purchase shares from members of the supervisory board, members of the management board, officers or employees of the Company or any of its direct or indirect subsidiaries upon their death or termination of employment or service in accordance with the Company’s benefit plans;~~

~~(c)~~ 	~~purchase shares in connection with the “cashless exercise” or “net share settlement” upon the exercise or conversion of any option, warrant or other security that is exercisable or convertible into ordinary shares in accordance with its terms;~~

~~(d)~~ 	~~purchase fractional shares and deliver cash in lieu of issuing fractional shares.~~

Said authorisation will only be valid for a period not exceeding eighteen (18) months. In the authorisation the general meeting of shareholders shall determine how many shares thereof may be acquired, the manner in which they may be acquired and between what limits the price shall be. If depository receipts for shares in the capital of the Company have been issued, such depository receipts shall be put on par with shares for the purpose of the foregoing.

8.3	The authorisation will not be required for the acquisition of company ~~class A ordinary~~ shares by the Company or depository receipts thereof in order to transfer these to employees in the employ of the Company or of a legal entity with which it is associated in a group by virtue of an arrangement applicable to said employees. These shares or the depository receipts shall be included in the price list of a stock exchange.

8.4	A resolution of the management board with respect to the acquisition or alienation of company shares or depository receipts thereof will be subject to the approval of the supervisory board.

8.5	In the general meeting of shareholders no votes may be cast in respect of a company share held by the Company or a subsidiary company; no votes may be cast in respect of a share for which the depository receipt is held by the Company or a subsidiary company. Usufructuaries or pledgees of a company share held by the Company or a subsidiary company will not be excluded from voting rights, if the right of usufruct or pledge was created before the Company or such subsidiary company held such share. The Company or a subsidiary company may not cast votes for shares on which it holds a right of usufruct or a right of pledge.

8.6	In the determination of the number of votes exercised in a general meeting of shareholders, to what extent shareholders are present or represented or to what extent the share capital has been provided or is represented, the shares for which no votes may be cast in compliance with the above will not be taken into account.

9.	CAPITAL REDUCTION

9.1	The general meeting of shareholders may pass a resolution for the reduction of the issued capital, however, exclusively on proposal of the management board which proposal will have been approved by the supervisory board~~and, in the event that a reduction of the issued capital would have an adverse effect on the rights of holders of shares of a certain class, with the prior approval of the meeting of holders of shares of that certain class~~:

a.	by the withdrawal of shares; or

b.	by reducing the amount of the shares in an amendment of the articles of association, provided that as a result thereof the issued capital or the paid part thereof will not fall below the amount prescribed in section 2:67 DCC.

In said resolution, the shares to which the resolution relates shall be designated and the implementation of the resolution shall be arranged.

9.2	A resolution for withdrawal may only relate to shares held by the Company itself or of which it holds the depositary receipts.

9.3	Reduction of the amount of the shares without repayment and without exemption from the liability for payment shall be made proportionately on all shares of the same class. The requirement of proportion may be deviated from with the consent of all shareholders concerned.

9.4	Partial repayment on shares or exemption from the liability for payment will only be possible by way of implementation of a resolution for reduction of the amount of the shares. Such a repayment or exemption shall be made proportionately on all shares. The requirement of proportion may be deviated from with the consent of all shareholders concerned.

9.5	A resolution for capital reduction will require a majority of at least two thirds (2/3 of the votes cast in case less than one half (1/2) of the issued capital is represented at the general meeting of shareholders.

9.6	The convening notice for a meeting in which a resolution as stated in the present article will be passed will state the object of the capital reduction and the manner of implementation. In case the capital reduction will involve an amendment of the articles of association, those parties who have sent such a convening notice shall simultaneously deposit a copy of said proposal, containing the verbatim text of the proposed amendment, at the office of the Company as well as at an address to be mentioned in the convening notice, for perusal by every shareholder and holder of depository receipts of shares issued with the cooperation of the Company (hereinafter: “holder(s) of depository receipts”), until the end of the meeting.

9.7	The Company will deposit the resolutions referred to in the present article at the office of the Trade Register and will announce the depositing in a nationally distributed daily newspaper.

9.8	On the proposal of the management board, which proposal will have been approved by the supervisory board, the general meeting of shareholders may decide that a repayment on shares will either fully or partly be made not in cash but in participations in a company in which the Company participates either directly or indirectly.

10.	BEARER SHARES AND REGISTERED SHARES, SHARE CERTIFICATES, MISSING AND DAMAGED SHARE CERTIFICATES

10.1	The shares will, at the option of the management board which will have been approved by the supervisory board, either be in bearer form or in registered form.

10.2	Bearer share certificates will either be available in the denominations one (1) share, five (5) shares, ten (10) shares and one hundred (100) shares and further denominations of such higher numbers of shares as the management board may determine or in the form of one (1) or more global certificates ~~A for class A ordinary bearer shares and/or one (1) global certificate B for class B ordinary bearer shares~~, as the management board may determine. All share certificates shall be identified by numbers ~~and/or letters~~.

10.3	At the discretion of the management board and with the approval of the supervisory board, the holder of bearer shares may, after lodging his bearer share certificate(s) with the Company, have issued to him registered shares of the same nominal amount ~~and the same class~~. At the discretion of the management board and with the approval of the supervisory board, the holder of registered shares may have issued to him bearer share certificate(s) of the same nominal amount~~and the same class~~.

10.4	Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates bearing the same number ~~and/or letters~~, provided that the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of his title and in so far as applicable, the loss of his share certificates to the management board, and further subject to such conditions as the management board may deem appropriate.

10.5	The issue of a new share certificate shall render the share certificate which its replaces invalid.

10.6	The option of the Company’s management board for either shares in bearer form or in registered form as mentioned in article 10.1 of these articles of association can include an automatic conversion of the bearer shares to be issued into registered shares of the same class, which conversion occurs under the condition precedent that the relevant bearer share is delivered to Cede & Co in its capacity of nominee of the Depository Trust Company. Such conversion is evidenced by written evidence of such delivery and will subsequently be registered in the Company’s register of shareholders in accordance with the proprietary regime applicable to such shares.

11.	SHAREHOLDERS’ REGISTER

11.1	A register will be kept at the office of the Company in which all holders of registered shares will be registered, with additional statement of their addresses, the ~~class of shares held and the amount paid on each share.~~ date of acquisition of their shares, the date of acknowledgement by the Company of the acquisition or the date of serving the acquisition deed upon the Company and the amount paid on each share.

The register will also include the name and addresses of those parties holding a right of usufruct or a right of pledge on said shares, with additional statement of the date of acknowledgement by the Company of such right or the date of serving the deed by which such right was created upon the Company and which rights attached to the shares will accrue to them in accordance with article 12.

11.2	At request, the management board will gratuitously provide a shareholder, a usufructuary and a pledgee with an extract from the register with respect to his right to a registered share.

In case the share will be subject to a right of usufruct or a right of pledge, the extract will state to whom the rights referred to in article 12 will accrue.

11.3	The management board will deposit the register at the office of the Company for perusal by the shareholders as well as the usufructuaries and pledgees to whom the rights of a holder of depository receipts referred to in the next article accrue.

The preceding sentence will not apply to the part of the register kept outside the Netherlands in order to comply with the legalisation applicable there or by virtue of any stock exchange regulations.

11.4	The register will be kept up-to-date regularly.

Every annotation in a register will be signed on behalf of or by the management board.

Otherwise the manner in which the register will be arranged will be determined by the management board, with approval of the supervisory board.

CHAPTER V TRANSFER OF SHARES, RIGHTS IN REM

12.	TRANSFER OF SHARES, USUFRUCT AND PLEDGE, SHARES IN AN UNDIVIDED COMMUNITY OF PROPERTY

12.1	The transfer of a registered share, not being a share referred to in section 2:86c DCC, will require an instrument intended for such purpose executed before a civil law notary in the Netherlands. The transfer of a registered share, being a share referred to in section 2:86c DCC, will require a deed of transfer and serving of said deed upon the Company or written acknowledgement of the delivery by the Company, unless pursuant to section 13.2 and section 10.2 or section 16.2 of the Dutch act of conflict law with respect to property law (Wet conflictenrecht goederenrecht) other legal requirements for the transfer of registered shares are applicable. To the extent section 13.2 of the Dutch act of conflict law (Wet conflictenrecht goederenrecht) is applicable, the Company hereby chooses to apply the laws of the State of New York with respect to the property law applicable to the registered shares.

12.2	The provisions in paragraph 1 of this article will be correspondingly applicable to the creation and delivery of the right of usufruct and to the creation of a right of pledge on a registered share.

12.3	The provisions in paragraph 1 of this article will be correspondingly applicable to the apportionment of registered shares in case of a division of any community of property.

12.4	The shareholder will hold the voting right on the shares on which a right of usufruct or a right of pledge will have been created. However, the voting right will accrue to the usufructuary or the pledgee in case this is determined at the creation of the right of usufruct or the right of lien. The shareholder not holding the voting right, and the usufructuary and the pledgee holding the voting right, will hold the rights granted by law to the holders of depository receipts.

The rights referred to in the preceding sentence will not accrue to the usufructuary and the pledgee not holding the voting right.

12.5	The rights for the acquisition of shares ensuing from the share will accrue to the usufructuary holding the voting right, subject to the proviso that he shall compensate the value of said rights to the shareholder insofar he has no claim to them by virtue of his right of usufruct.

12.6	In case shares or a right of usufruct or a right of pledge thereon will form part of an undivided community of property, the parties entitled may only exercise their rights ensuing from said shares or the restricted right by a person to be designated by them in writing.

CHAPTER VI MANAGEMENT, SUPERVISION ON MANAGEMENT.

13.	THE MANAGEMENT BOARD AND SUPERVISORY BOARD.

13.1	The Company will be managed by a management board consisting of at least one (1) member under the supervision of a supervisory board. In case the management board consists of one (1) member, such member will hold the title of Chief Executive Officer (CEO).

With due observance of the provisions in the previous sentence, the number of members of the management board and the supervisory board will be determined by the supervisory board, provided that the supervisory board shall at all time consist of at least and nine (9) members.

13.2	The general meeting of shareholders will appoint both the member(s) of the management board and, subject to article 13.4, the members of the supervisory board, upon the nomination of the supervisory board.

Subject to article 13.4, the appointment of a member of the supervisory board shall take place by way of a binding nomination naming at least two persons for each vacancy to be filled and prepared by the supervisory board, or, at the discretion of the supervisory board, by way of a non-binding nomination prepared by the supervisory board. In case of a binding nomination, the general meeting of shareholders may render such nomination non-binding by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half of the issued capital. In case of such a vote, the general meeting of shareholders will be free in its selection and appointment of a supervisory board member to fill the vacancy by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half (1/2) of the issued capital. If the proportion of the share capital of at least one-half (1/2) as referred to in the preceding sentence is not represented at the meeting, then no new meeting referred to in section 2:120 paragraph 3 DCC may be convened.

Following implementation of Bill number 31 763, “Amendment of book 2 of the Dutch Civil Code in connection with rules for management and supervision in limited liability companies and private companies with limited liability” (Wetsvoorstel 31 763, “Wijziging van boek 2 van het Burgerlijk Wetboek in verband met de aanpassing van regels over bestuur en toezicht in naamloze en besloten vennootschappen”), the binding nomination referred to above shall name at least one person for each vacancy to be filled. If then a nomination names only one person, a resolution by the general meeting of shareholders on the proposal results in such person being appointed, unless the general meeting of shareholders renders the nomination non-binding by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half (1/2) of the issued capital. In case of such a vote, the general meeting of shareholders will be free in its selection and appointment of a supervisory board member to fill the vacancy by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half of the issued capital.

The initial term of the CEO in office immediately following the date per which this article 13.2 became legally effective shall be five (5) years. Subsequent member(s) of the management board can be appointed for a maximum term of four (4) years and may be reappointed. There is no limit to the number of times a member of the management board can be reappointed.

The general meeting of shareholders may with due observance of articles 13.5 and 13.6 at any time suspend and dismiss one or more members of the management board and/or the supervisory board.

The supervisory board may at any time suspend one or more members of the management board.

13.3	Unless the general meeting of shareholders, on the proposal of the supervisory board, determines that a member of the supervisory board shall be appointed for a longer period, a member of the supervisory board will be appointed for a maximum period of three (3) years, provided however that unless such member of the supervisory board has resigned at an earlier date, his term of office shall lapse at the end of the first annual general meeting of shareholders, to be held after lapse of his term of appointment. A member may be re-appointed with due observance of the preceding sentence. There is no limit to the number of times a member of the supervisory board can be reappointed. The supervisory board may draw up a retirement schedule for the members of the supervisory board.

Periodical resignation will take place per the date of the annual general meeting of shareholders.

In case the number of members of the supervisory board will be less than nine (9), the supervisory board will remain competent, although a vacancy should be filled as soon as possible.

13.4	The supervisory board itself shall be entitled to appoint up to one-third (1/3) of the members of the supervisory board in accordance with the provisions of Article 2:143 DCC. Such appointments shall terminate on the date of the next following general meeting of shareholders.

13.5	The general meeting of shareholders may only adopt a resolution to suspend or dismiss a member of the supervisory board or management board by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half of the issued capital. If the proportion of the share capital of more than one half (1/2) as referred to in the preceding sentence is not represented at the meeting, then no new meeting referred to in section 2:120 paragraph 3 DCC may be convened.

13.6	If either the general meeting of shareholders or the supervisory board has suspended a member of the management board or if the general meeting of shareholders has suspended a member of the supervisory board, the general meeting of shareholders shall within three (3) months after the suspension has taken effect resolve either to dismiss such member of the management board or such member of the supervisory board, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted in compliance with paragraph 4 of this article but only once and in such event the suspension may be continued for a maximum period of three (3) months commencing on the day the general meeting of shareholders has adopted the resolution to continue suspension. If within the period of continued suspension the general meeting of shareholders has not resolved either to dismiss such member of the management board or such member of the supervisory board or to terminate the suspension, the suspension shall lapse.

13.7	A member of the management board or a member of the supervisory board shall in the event of a dismissal or suspension be given the opportunity to account for his actions at the general meeting of shareholders and to be assisted by an adviser.

13.8	On the basis of a remuneration policy determined by the general meeting of shareholders, the supervisory board shall determine the remuneration and other terms of employment for the management board. With regard to arrangements concerning remuneration in the form of shares or share options, the supervisory board shall submit a proposal to the general meeting of shareholders for its approval. This proposal must, at a minimum, state the number of shares or share options that may be granted to the management board and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.

13.9	Each member of the supervisory board shall be paid a fee at such rate as may from time to time be determined by the supervisory board provided that the aggregate of all fees so paid per annum to the members of the supervisory board shall not exceed the amount per annum decided by the general meeting of shareholders.

CHAPTER VII THE MANAGEMENT BOARD

14.	DUTIES OF THE MANAGEMENT BOARD, DECISION MAKING PROCESS

14.1	The management board will be charged with the management of the day to day affairs of the Company, subject to the supervision of the supervisory board.

14.2	The management board may have itself assisted by one (1) or more persons to whom the title managing director or any other title of which the word managing director forms part, may be granted. The management board may grant a power of attorney or another continuous representative power to one (1) or more persons, whether or not employed by the Company.

14.3	The management board may draw up regulations in which its internal matters will be arranged. The regulations will require the approval of the supervisory board.

14.4	Without prejudice to any other applicable provisions of these articles of association, the management board shall furthermore require the approval of the supervisory board and the general meeting of shareholders for resolutions of the management board regarding a significant change in the identity or nature of the Company or its associated enterprise, including in any event:

a.	the transfer of the entire enterprise or practically the entire enterprise of the Company to a third party, whether by acquisition, business merger, consolidation, sale of all or substantially all assets of the Company and its consolidated subsidiaries taken as a whole;

b.	to conclude or cancel any long-lasting co-operation by the Company or a subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such co-operation or the cancellation thereof is of essential importance to the Company;

c.	to acquire or dispose of a participating interest in the capital of a company with a value of at least one third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts of the Company, by the Company or a subsidiary.

~~In addition, in the event that any such transaction occurs in connection with an acquisition, business~~

~~merger, sale of all or substantially all assets of the Company and its consolidated subsidiaries taken as a whole, consolidation or a voluntary or involuntary liquidation, dissolution or winding up of the Company (or its subsidiaries, the assets of which constitute all or substantially all of the assets of the Company and its subsidiaries, taken as a whole), in a single transaction or series of transactions, in each case, pursuant to which the class B ordinary shares are redeemed, purchased, converted, retired or otherwise exchanged for value at the price less than the Class B Liquidation Preference, the management board shall require, in addition to the approval of the general meeting of shareholders, the approval of (i) the meeting of holders of class B ordinary shares in accordance with the provisions of article 21.1 and (ii) the supervisory board.~~

14.5	The approval of the supervisory board is required per resolution of the management board with regard to:

a.	adopting or changing substantially the strategy of the Company and its associated enterprises from that set forth in the existing strategic plan, budget and business plan;

b.	to adopt or change any material new strategic plan, budget or business plan for the Company and its associated enterprises or any material amendments to any such existing strategic plan, budget or business plan adopted by the Company and its associated enterprises or aggregate expenditures exceeding the overall budget by greater than ten percent (10%).

14.6	Without prejudice to the other relevant provisions of these articles of association the supervisory board may adopt resolutions pursuant to which other clearly specified resolutions of the management board will also require its approval.

The supervisory board shall inform the management board without delay of any such resolution.

14.7	The lacking of the approval of the supervisory board as mentioned in paragraph 4, 5 and 6 of this article may not be invoked by or against third parties.

15.	REPRESENTATION

15.1	The Company shall be represented by the management board or any member of the management board acting individually.

15.2	In case of any conflicting interest between the Company and a member of the management board, including entering into transactions between the Company and the management board, the Company will be represented by two (2) members of the supervisory board. The general meeting of shareholders shall always be authorised to designate one (1) or more other persons to represent the Company in such case.

15.3	In case all members of the management board are absent or unable to attend, the supervisory board shall be temporarily entrusted with the management of the Company. The supervisory board will in said case be competent to temporarily entrust the management of the Company to one (1) or several persons from its number or otherwise. Any such person or persons shall be bound by the rules of the management board when acting in such capacity.

15.4	The management board may appoint representatives with full or limited authority to represent the Company, acting either individually or jointly with one or more other persons. Each of those representatives shall represent the Company with due observance of those limits. The management board will determine their title.

16.	SUPERVISORY BOARD

16.1	It will be the task of the supervisory board to supervise the policy of the management board and the general course of affairs of the Company and its associated enterprise. The supervisory board will assist the management board by the rendering of advice. In the performance of their duties, the supervisory board will be guided by the interest of the Company and its associated enterprise. The members of the supervisory board shall be natural persons.

16.2	The management board will timely provide the supervisory board with the data necessary for the performance of its duties.

16.3	The supervisory board may appoint committees from among its members.

17.	MEETINGS OF THE SUPERVISORY BOARD, DECISION MAKING PROCESS

17.1	The supervisory board shall appoint a chairman and, if necessary, a deputy chairman from its number. The supervisory board will designate a secretary and, if necessary, a deputy secretary whether or not from its number.

17.2	The supervisory board will hold a meeting whenever deemed desirable by the chairman or the other members of the supervisory board. A member of the supervisory board may have himself represented at a meeting by one other member of the supervisory board authorised in writing.

17.3	The supervisory board shall include the division of duties within and the procedure of the supervisory board and its committees in a set of rules. The supervisory board and its members shall be bound to fully observe the provisions of such rules in all their actions and decision making. Such rules can only be amended by the supervisory board.

17.4	The supervisory board will pass its resolutions by an absolute majority of the votes validly cast.

Abstentions will be regarded as votes not cast.

In case of a voting tie on matters, the proposal will have been rejected.

In case of a voting tie on matters relating to persons (including nominations and appointments), the resolution will be postponed until the next following meeting. In case there will again be an equality of votes, no resolution will be passed.

17.5	The passing of resolutions will require a majority of the members of the supervisory board holding office being present or represented at that meeting.

17.6	Minutes of the proceedings at the meetings will be kept by the secretary of the supervisory board. The minutes will be confirmed and signed by the persons who will have acted as chairman and secretary at the meeting.

17.7	The supervisory board may also pass resolutions without a meeting being held, provided (i) the proposal concerned has been despatched to the home address or to a previously stated other address of all members of the supervisory board by letter, facsimile or e-mail, (ii) none of them has opposed said manner of passing resolutions and (iii) the majority of the supervisory board holding office has declared to favour the proposals concerned by letter, facsimile or e-mail.

The secretary will draw up a report of a resolution thus passed whilst adding the incoming replies, which report will be added to the minutes after having been co-signed by the chairman.

17.8	A member of the supervisory board shall disclose to the other members of the Supervisory Board, and shall not take part in a decision-making on, a subject or transaction in relation to which he has a conflict of interest with the Company.

CHAPTER VII GENERAL MEETING OF SHAREHOLDERS, MEETINGS OF HOLDERS OF A CERTAIN CLASS OF SHARES

18.	ANNUAL AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

18.1	Annually a general meeting of shareholders will be held, at which inter alia the following items will be considered;

a.	the adoption of the Annual Accounts and — with due observance of the provisions of article ~~23~~ 22 — the allocation of profits;

b.	the proposal regarding the discharge from liability to members of the management board for the management in the last financial year;

c.	the proposal regarding the discharge from liability to the members of the supervisory board for their supervision in the last financial year;

d.	if applicable, the proposal to pay dividends;

e.	other proposals raised for consideration by the supervisory board or the management board, such as in respect of the authorisation to the management board to have the Company acquire and take in pledge company shares or depository receipts thereof.

18.2	The annual general meeting of shareholders will at the latest be held in the month of June.

18.3	Other general meetings of shareholders will be held whenever the management board and/or the supervisory board will pass a resolution to convene such a meeting.

18.4	The shareholders as well as the holders of depository receipts will be called to attend a general meeting of shareholders by or on behalf of the management board or the supervisory board.

18.5	The convening notice for a general meeting of shareholders will be published ~~not later than on the fifteenth day prior to the date of the meeting.~~ with due observance of the term determined in accordance with section 2:115 DCC.

18.6	The convening notice will state

a.	the subjects to be considered in ~~an~~the agenda;

b.	the place and time of the meeting;

c.	the right to attend the meeting;

d.	the record date, if applicable, as referred to in article 20.5;

e.	the procedure to register for the meeting, to notify the Company and to exercise the relevant rights with respect to the meeting;

f.	the procedure for the attorneys authorised in writing to participate in the meeting;

g.	the procedure to participate and vote in the meeting by way of electronic means of communication if the supervisory board decided to facilitate that pursuant to article 20.4; and

h.	the address for the website of the Company ~~or the information that the shareholders and the holders of depository receipts may take cognizance thereof at the office of the Company,~~

without prejudice to the provisions in article 24, paragraph 3 in respect of a proposal for the amendment of the articles of association.

18.7	One or more shareholders or holders of depository receipts representing solely or jointly at least one/hundredth (1/100) part of the issued share capital or, if and as long as the shares of the Company are admitted to trading on a market in financial instruments as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht), whose shares represent a value of fifty million euro (EUR 50,000,000.00) or more can request the supervisory board to place a matter on the agenda, provided that the Company has received such request at least sixty (60) days prior to the date of the general meeting of shareholders concerned.

18.8	One or more shareholders or holders of depository receipts representing solely or jointly at least one-tenth (1/10) part of the issued share capital can request the supervisory board to convene a general meeting of shareholders. The supervisory board shall publish a convening notice for such a general meeting of shareholders within four (4) weeks of receipt from such shareholders of a specified agenda for such general meeting of shareholders and, in the sole discretion of the supervisory board, compelling evidence of the number of shares held by such shareholder or shareholders respectively the number of depository receipts held by such holder of depository receipts or holders of depository receipts.

18.9	No valid resolutions can be adopted at a general meeting of shareholders in respect of items which are not included in the agenda.

18.10	The agenda may be obtained free of charge by the shareholders and the holders of depositary receipts referred to in paragraph 6 of this article at the office of the Company.

18.11	The management board and the supervisory board shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the management board and the supervisory board invoke an overriding interest, they must give reasons therefore.

The management board and the supervisory board shall inform the general meeting of shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda. These explanatory notes to the agenda shall be put on the Company’s website.

18.12	Every pledgee and usufructuary holding voting rights on the relevant shares, will hold the rights accrued by law to holders of depository receipts.

19.	PLACE OF MEETING, CONVENING NOTICE

19.1	The general meeting of shareholders will be held in Rotterdam, Amsterdam or Haarlemmermeer (Schiphol Airport).

19.2	All convening notices for said meetings will be announced in an advertisement in a nationally distributed daily newspapers or, if and as long as the shares of the Company are admitted to trading on a market in financial instruments as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht) on the website of the Company, directly and permanently accessible until after the meeting, together with any additional information required pursuant to article 5:25ka of the Financial Supervision Act.

In the case that shareholders own registered shares, such shareholders shall be notified of said meetings by mail.

The ~~advertisement~~  convening notice may moreover be announced in an advertisement ~~placed~~ in other papers.

~~Each convening notice will state the place and time of the meeting.~~

20.	CHAIRMANSHIP, MINUTES, RIGHTS TO ATTEND MEETINGS, DECISION-TAKING PROCESS

20.1	The chairman of the supervisory board will act as chairman of the general meeting of shareholders or, in case of his absence, one of the other members of the supervisory board to be designated by the supervisory board. In case no member of the supervisory board will be present, the general meeting of shareholders itself will designate its presidium.

20.2	Minutes of the meetings will be kept at each meeting by the secretary of the supervisory board or, in case of his absence, by the deputy secretary of said board -in case he will have been designated-, which minutes will be confirmed and signed by the chairman and the minutes secretary unless, at the request of the parties having convened the meetings, an official record will be drawn up by a civil law notary to be designated by them, in which case said official record need only be signed by the civil law notary and by the witnesses, if any.

The draft minutes of the general meeting of shareholders shall be made available, on request, to shareholders no later than three (3) months after the end of the meeting, after which the shareholders and the holders of depository receipts shall have the opportunity to react to the draft minutes in the following three months. The minutes shall then be adopted in the manner as described in the first sentence of this article 20.2.

If the notarial official record has been drawn up, the notarial official record shall be made available, on request, no later than three (3) months after the end of the general meeting of shareholders.

20.3	Every shareholder, pledgee and usufructuary (both provided they hold voting right on the relevant shares) will be competent, either personally or through an attorney authorised in writing, to attend the general meeting of shareholders, to address said meetings and to exercise the voting right. Every holder of a depositary receipt will be competent, either personally or through an attorney authorised in writing, to attend the general meeting of shareholders and to address the meeting. A warrant of attorney may be recorded in electronic form.

20.4	The supervisory board may determine that attending and addressing the general meeting as well as participating in the deliberations and exercising the voting right may also take place by way of electronic means of communication. For that purpose it is required that the shareholders, pledgees, usufructuaries and holders of depository receipts or their attorneys authorised in writing can be identified and that they can simultaneously take note of the discussions at the meeting. The supervisory board may set conditions for the use of electronic means of communication; these conditions shall be announced in the convening notice.

20.5	~~The management board may determine that~~ If and as long as the shares of the Company are admitted to trading on a market in financial instruments as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht) or if determined by the management board,the provisions of paragraphs 3 and 4 of this article will be applicable to those applicants who (i) are a shareholder, usufructuary and pledgee (provided they hold the voting rights on the relevant shares) or a holder of a depository receipt as per ~~a certain date, determined by the management board,~~the twenty-eighth day prior to the date of the meeting, such date hereinafter referred to as: the “record date”, and (ii) who are as such registered in a register (or one or more parts thereof) designated thereto by the management board, hereinafter referred to as: the “register”, in as far as (iii) at the request of the relative applicant, the holder of the register has notified the Company in writing prior to the general meeting of shareholders that the relative applicant has the intention to attend the general meeting of shareholders, regardless who will be applicant as referred to hereinbefore at the time of the general meeting of shareholders. The notification will state the name and the number of shares or depository receipts, for which the applicant is entitled to attend the general meeting of shareholders. The provision above under (iii) on the notification to the Company will also apply to the attorney authorised in writing of an applicant.

~~20.6~~	The ~~record~~ date mentioned in paragraph 5 of this article ~~and the date mentioned in said paragraph~~ on which the notification of the intention to attend the general meeting of shareholders shall have been given at the latest, shall be determined by the management board and can not be fixed earlier than at a time on the ~~thirtieth~~ twenty-eighth day, prior to the date of the general meeting of shareholders. ~~The convocation of the general meeting of shareholders will include said times, the place of meeting and the proceedings for registration and/or notification.~~

~~20.7~~ 	~~In case the management board does not exercise the power referred to in paragraph~~ If the provisions of paragraph 5 of this article are not applicable, the holders of bearer shares, in order to attend the general meeting of shareholders and to take part in the voting, shall deposit their bearer share certificate or a written statement from the relevant depositary institution at the office of the Company or at the place designated for this purpose in the convocation for the meeting. Said statement shall be to the effect that the number of bearer shares listed in such statement is the entitlement of such shareholder and will be so until after the meeting. The announcement shall state the day on which the depositing of the bearer share certificates or the said statement shall be made at the latest; this day may not be set earlier than on the seventh day prior to the day of the meeting.

20.8	~~In case the management board does not exercise its power referred to in paragraph~~ If the provisions of paragraph 5 of this article are not applicable, the holders of the depository receipts as well as usufructuaries and pledgees holding voting rights, in order to be able to exercise their rights to attend meetings, shall deposit documentary evidence of their rights at the office of the Company or at a place designated for this purpose in the convocation for the meeting not later than on the seventh day prior to the meeting.

20.9	Moreover, the person who wishes to exercise the right to vote and to attend the meeting, shall sign the attendance list prior to the meeting, stating his name, the name(s) of the person(s) for whom he acts as attorney, the number of shares he is representing and, as far as applicable, the number of votes he is able to cast.

20.10	Those who have been authorised in writing shall present their warrant of attorney at the general meeting of shareholders unless the shareholder, usufructuary or pledge has sent the warrant of attorney by e-mail to the Company or a person designated for such purpose by the Company in accordance with the relevant procedure explained on the website of the Company. The supervisory board may resolve that the warrants of attorney of holders of voting rights will be attached to the attendance list.

20.11	Every share will carry the right to cast one (1) vote.

20.12	All votes will be cast orally, unless the chairman will deem a written ballot desirable or one of the parties entitled to vote will make the relative request prior to the ballot. Written votes will be cast by unsigned, closed ballot-papers. In case none of the parties entitled to vote present will oppose this, proposals may be adopted by acclamation.

20.13	All resolutions for which the law or the articles of association do not prescribe a larger majority, will be passed by an absolute majority of the votes cast.

20.14	Abstentions will be regarded as votes not cast.

20.15	The opinion of the chairman expressed at the meeting that a resolution has been passed by the general meeting of shareholders will be decisive. The same will apply to the text of a resolution passed insofar as votes will have been cast on a proposal not laid down in writing. However, in case immediately after said opinion having been expressed, its correctness will be challenged, a new ballot will be held in case the majority of the parties entitled to vote and present at the meeting, or in case the original votes will not have been cast by poll or in writing, a party entitled to vote and present at the meeting will make the relative request. As a result of said new ballot, the legal consequences of the original vote will be cancelled.

20.16	A certificate signed by the chairman and the secretary of the general meeting of shareholders confirming that the general meeting of shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

~~21. MEETINGS OF HOLDERS OF A CERTAIN CLASS OF SHARES~~

~~21.1~~ 	~~Separate meetings of holders of class A ordinary shares and/or class B ordinary shares will be held in case the approval of the meeting of holders of class A ordinary shares and/or class B ordinary shares is required.~~

~~21.2~~ 	~~Unless otherwise specified in these articles of association, all resolutions of the meeting of holders of class B ordinary shares will be passed by eighty-five percent (85%) of the total number of class B shares outstanding.~~

~~21.3~~ 	~~Subject to the provisions in the previous paragraph, the provisions of articles 18, 19 and 20 will correspondingly be applicable to the extent relevant.~~

CHAPTER IX ANNUAL ACCOUNTS, PROFIT

22.	FINANCIAL YEAR AND ANNUAL ACCOUNTS

22.1	The financial year of the Company will coincide with the calendar year.

22.2	Annually, within four (4) months after the end of the financial year of the Company, the management board will compile an annual account and annual report.

22.3	The Company will grant an Accountant the assignment to audit the Annual Accounts. The general meeting of shareholders will be competent to grant the assignment. In case it will not proceed to do so, the supervisory board will be competent or, in case the members of the supervisory board will be lacking or the supervisory board will fail to do so, the management board will be competent.

The designation of an Accountant will not be restricted by any nomination whatsoever; the assignment may be withdrawn at any time by the general meeting of shareholders or by the party by which it will have been granted; the assignment granted by the management board may moreover be withdrawn by the supervisory board. The Accountant will report to the supervisory board and the management board with respect to his findings.

22.4	The general meeting of shareholders adopts the Annual Accounts. The Accountant may be questioned by the general meeting of shareholders in relation to its statement on the fairness of the Annual Accounts. The Accountant shall therefore be invited to attend this meeting and be entitled to address this meeting.

22.5	The Annual Accounts will be signed by the management board and all members of the supervisory board. In case any signature(s) should be lacking, the reason thereof will be stated.

22.6	The Annual Accounts, the annual report and the data to be added by virtue of section 2:392 paragraph 1 DCC, will be deposited at the office of the Company, for perusal by the shareholders as well as the holders of depositary receipts as of the date of the convening notice for the annual meeting.

Said shareholders and holders of depositary receipts may peruse the documents there and gratuitously obtain a copy thereof.

Furthermore, anyone else may inspect the documents referred to in the first sentence of the present paragraph, insofar as said documents shall be made public after adoption, and obtain a copy thereof at a price not exceeding cost.

22.7	The Annual Accounts shall be published within eight (8) days after having been adopted. It will be made public by depositing a full copy thereof in the Dutch language, or in case this will not have been drawn up, a copy in English ~~at the office of the Trade Register~~ in accordance with section 2:394 DCC. The date of adoption shall be stated on the copy.

23.	APPROPRIATION OF PROFIT

23.1	To the charge of the profit, any such amounts will be allocated to reserves as will be fixed by the management board with approval of the supervisory board.

23.2	After the allocation to the reserves in accordance with the preceding paragraph the general meeting of shareholders shall determine the allocation of the remaining profits. For the computation of the amount of profit to be distributed on each share, only the amount of the obligatory payments on the nominal amount of the shares shall be taken into account.

23.3	Distributions can only be made up to the amount of the Distributable Part of the Shareholders Equity.

23.4	Distributions will be made after adoption of the Annual Accounts evidencing these to be permissible.

23.5	With approval of the supervisory board, the management board may pass a resolution for the distribution of an interim dividend or other interim distribution provided the requirement of paragraph 3 of this article will have been fulfilled as will be evident from an interim specification of equity~~; provided however, that upon consummation of a Deemed Liquidation, no approval for the distribution of an interim dividend or other interim distribution of the supervisory board will be required~~. Said specification will relate to the position of the equity at the earliest on the first day of the third month prior to the month in which the resolution for the distribution of an interim dividend will be announced. Said specification will be drawn up with due observance of the valuation methods deemed acceptable in society. The amounts to be reserved by virtue of the law will figure in the specification of equity. It will be signed by or on behalf of the management board if the signature should be lacking, the reason thereof will be stated. The specification of equity will be deposited at the offices of the Trade Register of the district in which the Company is registered within eight (8) days after the date on which the resolution for distribution will be announced.

23.6	The supervisory board will decide at what places and as of what dates dividends and other distribution on shares will be made payable. The management board will announce this by means of an advertisement in a nationally distributed daily newspaper.

23.7	The Company shall only pay dividends and other distributions (irrespective of their form) on shares to those in whose name the shares are registered on the date that such dividends or other distribution was declared. Such payment discharges the Company.

23.8	Dividends, not collected within five (5) years after the first day on which they became payable, will revert to the Company.

23.9	In case the profit and loss account in any year will show any loss that cannot be covered by the reserves or extinguished in any other manner, no profit will be distributed in a following year or in subsequent years until said loss has been covered by reserves or extinguished in any other manner.

23.10	On a proposal of the management board, approved by the supervisory board, the general meeting of shareholders may pass a resolution for distributions of profit — or also to the charge of a reserve susceptible to distribution in shares, in depository receipts thereof or in participations in a company in which the Company participates directly or indirectly.

CHAPTER X AMENDMENT TO THE ARTICLES OF ASSOCIATION, LIQUIDATION

24.	AMENDMENT TO THE ARTICLES OF ASSOCIATION. DISSOLUTION.

24.1	A resolution for the amendment of the articles of association or for dissolution of the Company may only be passed by the general meeting of shareholders on the proposal of the management board with approval of the supervisory board~~; provided however, that, (i) as long as any class B ordinary shares are issued and outstanding, an amendment of articles 1.1.4, 1.1.5, 1.1.7, 1.1.10, 1.1.11, 5.7, 14.4 (last paragraph), 20.11, 21, 24 or 25 requires the unanimous approval of the meeting of holders of class B ordinary shares, resolved in a meeting in which all holders of class B ordinary shares are present or represented; and (ii) as long as any class B ordinary shares are issued and outstanding, an amendment of articles 1.1.4, 1.1.5, 1.1.7, 1.1.10, 1.1.11, 4.5, 5.5, 5.7 (first sentence), 8.2, 9.3, 9.4, 20.11, 23.2 or 24.1 (this clause (ii) only), in each case, in a manner which would adversely affect one class of ordinary shares in a disproportionate manner requires the approval of two third (2/3) of the outstanding shares of such adversely affected class~~.

24.2	A resolution for the legal merger (juridische fusie) or legal demerger (juridische splitsing) of the Company may only be passed by the general meeting of shareholders ~~with the approval of the meeting of holders of class B ordinary shares in the event that in any such transaction one or more class B ordinary shares would be purchased, converted or exchanged at a value less than the Class B Liquidation Preference and on the proposal of the management board with the approval of the supervisory board. A resolution of the general meeting of shareholders leading to or in connection with any of the events mentioned in the last paragraph of article 14.4 shall require the approval of the meeting of holders of class B ordinary shares in accordance with the provisions of article 21.1~~ on the proposal of the management board with the approval of the supervisory board.

24.3	In case a proposal for amendment of the articles of association or dissolution of the Company will be made to the general meeting of shareholders, this shall invariably be stated in the actual convening notice for said meeting and — in case it will concern an amendment of the articles of association — a copy of the proposal, containing the verbatim text of the proposed amendment, shall simultaneously be deposited at the office of the Company for perusal by every shareholder and every holder of a depository receipt of share issued with the cooperation of the Company, until the end of the meeting.

25.	LIQUIDATION.

25.1	In case of a Liquidation of the Company the management board will be charged with the liquidation of the affairs of the Company and the supervisory board will be charged with the supervision thereof, without prejudice to the provisions in section 2:23 paragraph 2 DCC.

25.2	During the Liquidation, the provisions of the articles of association will as much as possible continue to be effective.

~~In the event of a Liquidation prior to the Liquidation Preference Expiration Date, from the balance, if any, remaining after payment of all creditors of the Company, to the extent possible, an amount equal to the Class B Liquidation Preference, minus any amount distributed to the class B ordinary shares following a Deemed Liquidation, if any, will be distributed to each holder of class B ordinary shares with respect to each class B ordinary shares held. The balance remaining after application of the preceding sentence will be distributed to the holders of class A ordinary shares in proportion to each of their shareholding.~~ The balance remaining after payment of all creditors of the Company will be distributed to the shareholders in proportion to each of their shareholding.

CHAPTER XI INDEMNIFICATION BY THE COMPANY

26.	INDEMNIFICATION

The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”) by reason of the fact that he or she (or a person or entity for whom he or she) is or was a member of the management board or a member of the supervisory board of the Company or a member of a similar body of any direct or indirect subsidiary of the Company or is or was serving as an agent (as defined below) of the Company, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action suit or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only, if the Proceeding (or part thereof) was authorised by the management board with approval of the supervisory board of the Company. For purposes of this article, an “agent” of the Company includes any person who is or was a supervisory board member, management board member, director, officer, employee or other agent of the Company or is or was serving at the request of the Company as a supervisory board member, management board member, director, officer, employee or other agent of another company, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or other agent of a company which was a predecessor company of the Company or of another enterprise at the request of such predecessor company.

Expenses (including attorneys’ fees) incurred in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding upon a resolution of the management board which will have been approved by supervisory board with respect to the specific case; provided that the Company shall have received an undertaking by or on behalf of the person seeking to have his expenses paid to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company in accordance with this article.

~~27. TRANSITIONAL PROVISION 1~~

~~The first financial year of the Company shall end on the thirty-first day of December two thousand ten. This provision, including its heading, will lapse after the first financial year.~~

~~28.~~ 	~~TRANSITIONAL PROVISION 2~~

~~This transitional provision 2, including its heading, shall only be effective during the period between the effective date of the execution of the deed of amendment of the articles of association of the Company by which this transitional provision is included in the articles of association of the Company for the first time, until the first day of listing for trade of all or part of the shares of the Company on the New York Stock Exchange, this period hereinafter referred to as the “Transitional Period”.~~

~~For the duration of the Transitional Period, the Chief Legal Officer and the Chief Financial Officer of the Company, as appointed as such from time to time, are by means of this transitional provision installed as sole members of the “Transitional Appointment Committee”, for the duration of their appointment as Chief Legal Officer and Chief Financial Officer of the Company, respectively, and to the extent that the Chief Legal Officer respectively the Chief Financial Officer is not a member of the management board of the Company during the Transitional Period.~~

~~During the Transitional Period article 13.4 will, contrary to its current wording, read as follows:~~

~~13.4 The Transitional Appointment Committee shall be entitled to appoint up to one-third of the members of the supervisory board in accordance with Article 2:143 DCC. Such appointments shall terminate on the date of the next general meeting of shareholders following these appointments. The members of the Transitional Appointment Committee can only resolve with unanimous votes to appoint a member of the supervisory board.~~

~~A resolution of the general meeting of shareholders for the amendment of article 13.4, this transitional provision 2 or any amendment materially affecting the content of the provisions of article 13.4 or this transitional provision 2 in any other way, shall be subject to the prior written approval of the Transitional Appointment Committee. The members of the Transitional Appointment Committee can only resolve to approve such amendment of the articles of association of the Company with unanimous votes.~~